As filed with the Securities and Exchange Commission on October 6, 2016

Registration No. 333-213365

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENDONOVO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation or organization)

2834

(Primary Standard Industrial Classification Code Number)

45-2552528

(I.R.S. Employer Identification Number)

6320 Canoga Avenue, 15th Floor, Woodland Hills, CA 91367, Tel : (800) 489-4774

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan Collier, 6320 Canoga Avenue, 15th Floor, Woodland Hills, CA 91367 (800) 489-4774

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies of communications to:

Frank J. Hariton, Esq.

1065 Dobbs Ferry Road

White Plains, NY 10607

Tel: (914) 674-4373

Fax (914) 693-2963

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (3) *
Common stock, $0.0001 par value per share	16,676,057 shares	$0.17	$2,834,760	$285.46

  1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the closing market price of the Registrant’s common stock on the OTCQB on August 25, 2016.

3) Calculated under Section 6(b) of the Securities Act of 1933.

* Previously Paid

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED October 6, 2016

PRELIMINARY PROSPECTUS

ENDONOVO THERAPEUTICS, INC.

16,500,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to 16,676,057 shares of our common stock, par value $0.0001 per share, by the selling stockholder, Bellridge Capital, LP (“Bellridge”), and represent shares that Bellridge may acquire upon conversion of up to $1,000,000 principal amount of our 6% Senior Convertible Notes (the “Notes”) issued or to be issued to Bellridge. For more information on the selling stockholder, please see the section of this prospectus entitled “Selling Security Holder” beginning on page 37. We will not receive any proceeds from the resale of these shares of common stock offered by Bellridge. We have, however, received proceeds from the sale of Notes to Bellridge. When Bellridge converts a Note, the per share purchase price that Bellridge will receiving respect of such conversion will be determined in accordance with a formula set forth in the Note. We have paid or will pay a 10% fee to Aegis Capital, LP upon the issuance of each of the Notes. The conversion price of the Notes is equal to 75% of the lowest trading price of our stock during the 20-day period preceding the conversion as reported by Bloomberg, LP. Bellridge has agreed, with certain exceptions set forth herein, to limit its resales of our stock to 22.5% of the reported trading volume on any day. However, the number of shares to be issued to Bellridge shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by Bellridge, would exceed 4.99% of the number of shares of our common stock outstanding. Bellridge may sell any shares offered under this prospectus at prevailing market prices or privately negotiated prices. Bellridge is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the EPA.

For more information, please see the section of this prospectus titled “Plan of Distribution” beginning on page 38. Our common stock became eligible for trading on the OTC Bulletin Board on March 8, 2012 and is currently quoted on the OTCQB. Our common stock is quoted on the OTCQB under the symbol “ENDV”. The closing price of our stock on August 25, 2016, was $0.17. You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2016

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

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PART I

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision. Throughout this prospectus, the terms, the “Company”, “Endonovo”, “we,” “us,” “our,” and “our company” refer to Endonovo Therapeutics, Inc., a Delaware corporation.

Company Overview

The Offering

Up to 16,500,000 shares of our common stock that may be offered by the selling stockholder

Shares Outstanding:

123,743,549 shares of Common Stock are outstanding on the date of this prospectus. 1,000 shares of Series AA Super voting preferred stock are outstanding on the date of this prospectus.

Total proceeds:

We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by the selling shareholder. We have or will receive an aggregate of approximately $845,000 from Bellridge upon purchase of the Notes which represents the $1,000,000 face value of the Notes less a 5.5% original issue discount and fees paid to Aegis Capital, LP. The conversion price that Bellridge will be entitled to upon each conversion of the Notes will be determined in accordance with a formula set forth in the Notes. The purchase price to be paid by Bellridge will be equal to 75% of the lowest trading price for our common stock reported by Blumberg LP during the 20 trading days. Conversions are limited to such number of shares as would bring Bellridge’s ownership of our stock up to 4.99% of the issued and outstanding common stock. Resales of our stock by Bellridge are generally limited in volume to 22.5% of the total traded on any day. Bellridge may sell our stock at prevailing market prices or privately negotiated prices. Bellridge received 176,057 shares of our stock as a commitment fee in connection with a Securities Purchase Agreement related to the Notes and these shares are included in this prospectus. To date Bellridge has purchased $600,000 of the $1,000,000 of Notes and the Company has realized net proceeds of $507,000. The NSPA requires that Bellridge purchase $400,000 of Notes on the effective date of the registration statement of which this prospectus forms a part.

Risk Factors

There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” section.

Company Overview

Endonovo Therapeutics, Inc., formerly called “Hanover Portfolio Acquisitions, Inc. (the “Company” or “HPA”)” was comprised of two business segments: (1) a debt portfolio management company and (2) an intellectual property management and commercialization company. During the year ended December 31, 2013, we discontinued our efforts in debt portfolio management and concentrated in intellectual property development, particularly in the medical device and regenerative medicine industries. Management believes that we are developing several therapies that may be safer and more commercially viable than stem cell therapies currently being developed by competitors. In particular, we own a unique type of square-waveform. Our proprietary square wave form is used to stimulate and activate the body’s natural repair mechanisms to repair tissues. However, we have not been granted patent protection and have not completed clinical testing. Accordingly, none of our proposed therapies may ever be fully developed by us, clinically tested, or prove to be commercially viable. Our corporate headquarters is located at 6320 Canoga Avenue - 15th Floor, Woodland Hills, CA 91367 and our telephone number is (800) 489-4774.

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RISK FACTORS

An investment our common stock is highly speculative and involves a high degree of risk. The risk factors described below summarize some of the material risks inherent in an investment in us. These risk factors are not presented in any particular order of significance. Each prospective investor should carefully consider the following risk factors inherent in and affecting our business and the Offering before making an investment decision. You should also refer to the other information set forth in this Memorandum and to the risk factors in our SEC filings.

Risks Relating to our Financial Condition

We are a company with a limited operating history and our future profitability is uncertain. We anticipate future losses and negative cash flow, which may limit or delay our ability to become profitable.

We are a company with a limited operating history and have not generated significant revenues to date. We may never generate significant revenues. Our predecessor company, Hanover Asset Management, Inc. was incorporated in November 2008 in California. For the purpose of reincorporating in Delaware, we merged with a newly incorporated successor company, now called Endonovo Therapeutics, Inc., in July 2011. We have incurred losses since our inception and expect to experience operating losses and negative cash flow for the foreseeable future. As of June 30, 2016, we had a total accumulated deficit of $(7,258,480). Due to certain risks, we anticipate our losses will continue to increase from current levels. Such risks include, but are not limited to, dependence on the growth of use of technology and services, the need to establish the viability of our technologies through clinical testing and through acceptance by healthcare practitioners and third party payers. To address these risks, we must conduct clinical trials, obtain FDA approvals and seek recognition of our therapies within the healthcare industry. We must also attract, retain, and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could lead to an inability to meet our financial obligations and therefore result in bankruptcy and the loss of your entire investment in our common shares.

Our internal controls are not effective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

We currently have a limited executive management group managing the financial controls of the Company.

We have a Chief Executive Officer, Alan Collier, who is responsible for monitoring and ensuring compliance with our internal control procedures. As a result, our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon the reporting may make an uninformed investment decision.

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Risks Relating to our Business and our Industry

We may encounter numerous difficulties frequently encountered by companies in the early stage of operations.

We have a limited operating history upon which an investor can evaluate our current business and future prospects. Any potential investor must consider the risks and difficulties frequently encountered by early-stage companies. Historically, there has been a high failure rate among early-stage companies. Our future performance will depend upon a number of factors, including our ability to:

●	generate revenues and implement our business plan and growth strategy;

●	attract and retain marketing and commercial sponsors;

●	aggressively counter and respond to actions by our competitors;

●	maintain adequate control of our expenses;

●	attract, retain and motivate qualified personnel;

●	react to member preferences and demands;

●	maintain regulatory compliance; and

●	generate sufficient working capital through our operations or through issuance of additional debt or equity financing, and to continue as a going concern.

We cannot assure investors that we will successfully address any of these factors, and our failure to do so could have a material adverse effect on our business, financial condition, results of operations and future prospects.

The loss of the services of our key management and personnel or the failure to attract additional key personnel could adversely affect our ability to operate our business.

A loss of one or more of our current officers or key employees could severely and negatively impact our operations. We have no present intention of obtaining key-man life insurance on any of our executive officers or management. Additionally, competition for highly skilled technical, managerial and other personnel is intense. As our business develops, we might not be able to attract, hire, train, retain and motivate the highly skilled managers and employees we need to be successful. If we fail to attract and retain the necessary technical and managerial personnel, our business will suffer and might fail.

Our limited operating history could delay our growth and result in the loss of your investment.

We were incorporated in 2011. However, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their growth stage of development. Such risks include, but are not limited to, dependence on the growth of use of technology and services, complete product development, clinical trials and obtain industry acceptance while responding to competitive developments and attracting, retaining, and motivating qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could lead to an inability to meet our financial obligations and therefore result in bankruptcy and the loss of your entire investment in our common shares.

Our ability to implement and manage growth strategy is uncertain.

We plan on expanding the market segments in which we acquire approval of medical indications. Implementation of our growth strategy may impose significant strain on our management, operating systems and financial resources.

Failure by the Company to manage its growth, or unexpected difficulties encountered during expansion into different markets, could have a materially adverse impact on our results of operations or financial condition. Our ability to continue to operate our business depends upon a number of factors, including (i) generating sufficient funds for operations, (ii) our executive management team and our financial and accounting controls, and (iii) staffing, training and retaining skilled on-site management personnel. Certain of these factors are beyond our control and may be affected by the economy or actions taken by competing companies. Further, there can be no assurance that our market analysis and proprietary business data will continue to support our current marketing plans.

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We may not be able to retain our key personnel or attract additional personnel, which could affect our ability to complete necessary clinical trials and obtain approvals so that we can generate revenue sufficient to continue as a going concern diminishing your return on investment.

Our performance is substantially dependent on the services and on the performance of our Management. Endonovo Therapeutics is, and will be, heavily dependent on the skill, acumen and services of our key executives. Our performance also depends on our ability to attract, hire, retain and motivate our officers and key employees. The loss of the services of our executives could result in lost revenue depending on the length of time and effort required to find qualified replacements. We have not entered into long-term employment agreements with all of our key personnel and currently have no “Key Employee” life insurance policies.

Our future success may also depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel.

Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. If we are unable to attract, retain, and train the necessary technical, managerial, marketing and customer service personnel, our expectations of increasing our clientele could be hindered, and the profitability of Endonovo Therapeutics reduced.

As the Company intends to be conducting international business transactions, it will be exposed to local business risks in different countries, which could have a material adverse effect on its financial condition or results of operations.

The Company intends to promote and sell its products internationally by virtue of the global access to its products line and it expects to have customers located in several countries. The Company’s international operations will be subject to risks inherent in doing business in foreign countries, including, but not necessarily limited to:

●	New and different legal and regulatory requirements in local jurisdictions;

●	Potentially adverse tax consequences, including imposition or increase of taxes on transactions or withholding and other taxes on remittances and other payments by subsidiaries;

●	Risk of nationalization of private enterprises by foreign governments;

●	Legal restrictions on doing business in or with certain nations, certain parties and/or certain products; and,

●	Local economic, political and social conditions, including the possibility of hyperinflationary conditions and political instability.

The Company may not be successful in developing and implementing policies and strategies to address the foregoing factors in a timely and effective manner in the locations where it will do business. Consequently, the occurrence of one or more of the foregoing factors could have a material adverse effect on its base operations and upon its financial condition and results of operations.

Since our products may be available over the Internet in foreign countries and the Company may have customers residing in foreign countries, foreign jurisdictions may require it to qualify to do business in their country. It will be required to comply with certain laws and regulations of each country in which it conducts business, including laws and regulations currently in place or which may be enacted related to Internet services available to the residents of each country from online sites located elsewhere.

The Company’s operations in developing markets could expose it to political, economic and regulatory risks that are greater than those it may face in established markets. Further, its international operations may require it to comply with additional United States and international regulations.

For example, it may be required to comply with the Foreign Corrupt Practices Act, or “FCPA,” which prohibits companies or their agents and employees from providing anything of value to a foreign official or agent thereof for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. The Company may operate in some nations that have experienced significant levels of governmental corruption. Its employees, agents and contractors, including companies to which it outsources business operations, may take actions in violation of its policies and legal requirements. Such violations, even if prohibited by its policies and procedures, could have an adverse effect on its business and reputation. Any failure by the Company to ensure that its employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial civil and criminal penalties or restrictions on its ability to conduct business in certain foreign jurisdictions, and its results of operations and financial condition could be materially and adversely affected.

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We may not have the financial resources to litigate should actions arise involving our intellectual property rights or patent applications.

We are in the process of licensing our intellectual property, future patent rights, and trademarks relating to our business model. However, patent and intellectual property legal issues for our products are complex and currently evolving. We are not certain that we will be able to maintain our patent rights and intellectual property. Patent applications are secret until patents are issued in the United States, or published in other countries, therefore, we cannot be sure that we are first to file any patent application for our technologies. Should any of our patent claims be compromised or if, for example, one of our competitors has filed or obtained a patent before our claims have been protected, or should a competitor with more resources desire to litigate and force us to defend or prosecute any future patent rights, our ability to develop the market for our products could be compromised, for we do not have the financial resources to litigate actions involving our patents and copyrights.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with our licensees, licensors or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business and financial condition.

We may not be able to obtain third-party reimbursement or favorable product pricing, which would reduce our ability to operate profitably.

Our ability to successfully commercialize certain of our proposed products may depend to a significant degree on reimbursement of the costs of such products and related services at acceptable levels from government authorities and other organizations. We cannot assure you that reimbursement in the United States or foreign countries will be available for any products we may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, our products with a consequent harm to our business. We cannot predict what additional regulation or legislation may be enacted in the future or what effect such regulation or legislation may have on our business. If additional regulations are overly onerous or expensive makes our business more expensive or burdensome than originally anticipated, we may be forced to significantly downsize our business plans or completely abandon our business model.

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We have no liability insurance, which leaves us vulnerable to future claims we will be unable to satisfy.

The testing, manufacturing, marketing and sale of products in the healthcare and technology industry entail an inherent risk of product liability claims, and we cannot assure you that substantial product liability claims will not be asserted against us. In the event we are forced to expend significant funds on defending product liability actions, and in the event those funds come from operating capital, we will be required to reduce our business activities, which could lead to significant losses. We cannot assure you that adequate insurance coverage will be available in the future on acceptable terms, if at all, or that, if available, we will be able to maintain any such insurance at sufficient levels of coverage or that any such insurance will provide adequate protection against potential liabilities. Whether or not a product liability insurance policy is obtained or maintained in the future, any product liability claim could harm our business or financial condition.

We have not adopted various corporate governance measures, and as a result stockholders may have limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Because our securities are not yet listed on a national securities exchange, we are not required to adopt these corporate governance measures and have not done so voluntarily in order to avoid incurring the additional costs associated with such measures. Furthermore, the absence of the governance measures referred to above with respect to our Company may leave our stockholders with more limited protection in connection with interested director transactions, conflicts of interest and similar matters.

Certain provisions of Delaware law applicable to Endonovo could also delay a merger, tender offer, or proxy contest or make one more difficult.

As a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

Risks Relating to Our Reliance on Third Parties

Because our Business Involves Medical Technology, Our Business Tends to be Capital Intensive.

We are likely to require additional capital to maintain operations or expand our business. We have not made any arrangements to obtain any additional financing. Any additional financing may only be available on terms unfavorable to us and disadvantageous to our shareholders.

The Protection from our Future Patents is Uncertain.

We will rely on patents and trade secrets for the protection of our intellectual property. The issuance of a patent by the Patent Office does not ensure that the patent will be upheld if it is challenged in litigation or that the patent will not be found to infringe upon patents validly issued to others. We could be exposed to substantial litigation expense defending their intellectual property as well as liability to others.

Our Proposed Products may Become Technologically Obsolete.

The medical products market is characterized by extensive research and development activities. New developments are expected to continue at a rapid pace and there can be no assurance that new discoveries will not render our products, processes and devices uneconomical or obsolete. The likelihood of success for our products must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of new medical processes, devices and products and their level of acceptance by the medical community.

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We may Encounter Liabilities Involving Customers and Third Parties.

The sale of medical devices can result in claims for injury if a product causes harm or fails to perform as promised. Although we have not been subject to any such claim, no assurance can be given that such claims will not be made in the future or that we can obtain any insurance coverage. If we were subject to an uncovered claim, our assets could be greatly reduced.

Government Regulations May Result in Costs and Delays.

The development, testing, production and marketing of our proprietary square wave form device, cell-free therapies and any future products are subject to regulation by the FDA as devices under 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. Additionally, our products may be subject to regulation by similar agencies in other states and foreign countries. While we believe that we have complied with all applicable laws and regulations, continued compliance with such laws or regulations, including any new laws or regulations, might impose additional costs on us which could adversely affect its financial performance and results of operations.

We depend on our collaborators to help us develop and test our proprietary square wave form device, and our ability to develop and commercialize that device may be impaired or delayed if collaborations are unsuccessful.

Our strategy for the development, testing and commercialization of our proprietary square wave form device may require that we enter into collaborations with consultants, corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to our research and development activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

Under agreements with collaborators, we may rely significantly on such collaborators to, among other things, design prototypes for and value our intellectual property, and market for us any commercial products that result from our collaborations.

The development and commercialization of our proprietary square wave form device will be delayed if collaborators fail to conduct these activities in a timely manner, or at all. In addition, our collaborators could terminate their agreements with us and we may not receive any development or milestone payments. If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

For initial or additional pre-clinical and clinical trials (“Clinical Trials”) required for our proprietary square wave form device by the FDA or with respect to Clinical Trials relating to the development of our core technology for other applications, we depend on clinical investigators and clinical sites and other third parties to manage the trials and to perform related data collection and analysis, and, as a result, we may face costs and delays that are outside of our control.

With respect to any additional clinical studies for our products which are required by the FDA or with respect to Clinical Trials relating to the development of our core technology for other applications, we rely on clinical investigators and clinical sites, some of which are private practices, and some of which are research university- or government-affiliated, to enroll patients in our Clinical Trials. We may rely on: pathologists and pathology laboratories; a contract research organization to assist in monitoring, collection of data, and ensuring FDA Good Clinical Practices (“GCP”) are observed at our sites; a consultant biostatistician; and other third parties to manage the trial and to perform related data collection and analysis.

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However, we may not be able to control the amount and timing of resources that clinical sites and other third parties may devote to our Clinical Trials. If these clinical investigators and clinical sites fail to enroll a sufficient number of patients in our Clinical Trials, or if the clinical sites fail to comply adequately with the clinical protocols, we will be unable to complete these trials, which could prevent us from obtaining regulatory approvals for our products or other products developed from our core technology. Our agreements with clinical investigators and clinical sites for clinical testing place substantial responsibilities on these parties and, if these parties fail to perform as expected, our trials could be delayed or terminated.

If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain are compromised due to their failure to adhere to our clinical protocols or for other reasons, our Clinical Trials may be extended, delayed or terminated, and we may be unable to obtain regulatory approval for, or successfully commercialize, our products or other products developed from our core technology.

In addition to the foregoing, any initial or additional clinical studies for any of our products which are required by the FDA and any Clinical Trials relating to the development of our core technology for other applications may be delayed or halted for numerous other reasons, including, but not limited to, the following:

●	the FDA, an Institutional Review Board (“IRB”) or other regulatory authorities place our clinical trial on hold;

●	patients do not enroll in Clinical Trials at the rate we expect;

●	patient follow-up is not at the rate we expect;

●	IRBs and third-party clinical investigators delay or reject our trial protocol;

●	third-party organizations do not perform data collection and analysis in a timely or accurate manner;

●	regulatory inspections of our Clinical Trials or manufacturing facilities, among other things, require us to undertake corrective action or suspend or terminate our Clinical Trials, or invalidate our Clinical Trials;

●	changes in governmental regulations or administrative actions; and

●	the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or effectiveness.

If our products are approved for reimbursement, we anticipate experiencing significant pressures on pricing.

We may not develop a substantial amount of commercialized products.

We are a development stage company and currently have one commercialized product, our proprietary square wave form device. We have invested substantially all of our time and resources since we have become a bioscience company in developing the proprietary square wave form technology. Our proprietary square wave form device and cell-free therapies may require additional development and clinical evaluation and it will require regulatory approval, significant marketing efforts and substantial additional investment before it can provide us with any revenue. While we believe we will achieve the desired clinical results, commercialization of each of our products remains subject to certain significant risks. Our efforts may not lead to commercially successful products for a number of reasons, including:

●	we may not be able to obtain regulatory approvals for the proprietary square wave form device and/or cell-free therapy products, or the approved indication may be narrower than we seek;

●	any of the cell-free therapy products may not prove to be safe and effective in Clinical Trials to the FDA’s satisfaction;

●	physicians may not receive any reimbursement from third-party payers, or the level of reimbursement may be insufficient to support widespread adoption of the proprietary square wave form device;

●	we may experience delays in our continuing development program;

●	any products that are approved by regulators may not be accepted in the marketplace by physicians or patients;

●	we may not have adequate financial or other resources to complete the continued development or to commence the commercialization of the proprietary square wave form device and/or cell-free therapies and we will not have adequate financial or other resources to achieve significant commercialization of the proprietary square wave form device and/or cell-free therapies;

●	we may not be able to manufacture our products in commercial quantities or at an acceptable cost; and

●	rapid technological change may make our technology and products obsolete.

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If we are unable to obtain regulatory approval for or successfully commercialize our products, we will be unable to generate revenue.

Non-FDA Government Regulation may Affect our Results.

The advertising of our proprietary square wave form device and cell-free therapies will be subject to both FDA and Federal Trade Commission regulations. In addition, the sale and marketing of our proprietary square wave form device and cell-free therapies will be subject to a complex system of federal and state laws and regulations intended to deter, detect, and respond to fraud and abuse in the healthcare system. These laws and regulations restrict and may prohibit pricing, discounting, commissions and other commercial practices that may be typical outside of the healthcare business. In particular, anti-kickback and self-referral laws and regulations will limit our flexibility in crafting promotional programs and other financial arrangements in connection with the sale of our products and related services, especially with respect to physicians seeking reimbursement through Medicare or Medicaid. These federal laws include, by way of example, the following:

●	the anti-kickback statute prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other federal healthcare programs;

●	the physician self-referral prohibition, commonly referred to as the Stark Law, which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians or their immediate family members have ownership interests or with which they have certain other financial arrangements;

●	the anti-inducement law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

●	the Civil False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs; and

●	the Civil Monetary Penalties Law, which authorizes the US Department of Health and Human Services (“HHS”) to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. These laws also impose an affirmative duty on those receiving Medicare or Medicaid funding to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs.

Many states have adopted or are considering legislative proposals similar to the federal fraud and abuse laws, some of which extend beyond the Medicare and Medicaid programs to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of whether the service was reimbursed by Medicare or Medicaid. Many states have also adopted or are considering legislative proposals to increase patient protections, such as limiting the use and disclosure of patient-specific health information. These state laws typically impose criminal and civil penalties similar to the federal laws.

In the ordinary course of their business, medical device manufacturers and suppliers have been and are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations. Recent federal and state legislation has greatly increased funding for investigations and enforcement actions, which have increased dramatically over the past several years. This trend is expected to continue. Private enforcement of healthcare fraud also has increased, due in large part to amendments to the Civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. These whistleblower suits by private persons, known as qui tam relaters, may be filed by almost anyone, including physicians and their employees and patients, our employees, and even competitors. The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), in addition to its privacy provisions, created a series of new healthcare-related crimes.

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Our Clinical Trials could be delayed by factors over which we have little control.

The start or conduct of a clinical trial can be delayed by a number of factors that may include, but are not limited to, government sequestration that could limit the availability of federal grants or delay in the approval and compliance process of where our clinical trial will be conducted. As a result, the purchase of equipment necessary to prepare and optimize the prototype for the clinical trial could be delayed.

The FDA may require additional Clinical Trials and any adverse results in such Clinical Trials, or difficulties in conducting such Clinical Trials, could have a material adverse effect on our business.

While we are undertaking the Clinical Trials we believe to be compliant with FDA regulations, for our proprietary square wave form device. The occurrence of unexpected findings in connection with any initial or subsequent clinical trial required by the FDA may prevent or delay obtaining approval. In addition, subsequent clinical studies would require the expenditure of additional company resources and could be a long and expensive process subject to unexpected delays. Any adverse results in such Clinical Trials, or difficulties in conducting such Clinical Trials, could have a material adverse effect on our business.

If any of our products are approved by the FDA, they may be approved only for narrow indications.

Even if approved, our proprietary square wave form device and/or cell-free therapies may not be approved for the indications that are necessary or desirable for successful commercialization.

If we wish to modify any of our proprietary square wave form device and/or cell-free therapies after receiving FDA approval, including changes in indications or other modifications that could affect safety and effectiveness, additional approvals could be required from the FDA, we may be required to submit extensive pre-clinical and clinical data, depending on the nature of the changes. Any request by the FDA for additional data, or any requirement by the FDA that we conduct additional clinical studies, could delay the commercialization of our devices and require us to make substantial additional research, development and other expenditures. We may not obtain the necessary regulatory approvals to market our proprietary square wave form device and/or cell-free therapies in the U.S. or anywhere else. Any delay in, or failure to receive or maintain, approval for our proprietary square wave form device and/or cell-free therapies could prevent us from generating revenue or achieving profitability, and our business, financial condition, and results of operations would be materially adversely affected.

Management of our Company is within the control of the board of directors and the officers. You should not purchase our common stock unless you are willing to entrust management of our Company to these individuals.

All decisions with respect to the management of the Company will be made by our board of directors and our officers, who will beneficially own 32.40% of our common stock and all 1,000 shares super voting of Preferred AA, as calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Holders of the common stock who purchase in this offering will not obtain majority control of the Company. Therefore, management will retain the power to elect a majority of the board of directors who shall, in turn, have the power to appoint the officers of the Company and to determine, in accordance with their fiduciary duties and the business judgment rule, the direction, objectives and policies of the Company including, without limitation, the purchase of businesses or assets; the sale of all or a substantial portion of the assets of the Company; the merger or consolidation of the Company with another corporation; raising additional capital through financing and/or equity sources; the retention of cash reserves for future product development, expansion of our business and/or acquisitions; the filing of registration statements with the Securities and Exchange Commission for offerings of our capital stock; and transactions which may cause or prevent a change in control of the Company or its winding up and dissolution. Accordingly, no investor should purchase the common stock we are offering unless such investor is willing to entrust all aspects of the management of the Company to such individuals.

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Our reliance on the activities of our non-employee consultants whose activities are not wholly within our control, may lead to delays in development of our proposed products.

We rely extensively upon and have relationships with consultants. These consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements to the extent they exist, can expect only limited amounts of their time to be dedicated to our activities.

Risks Related to Common Stock

The large number of shares eligible for immediate and future sales may depress the price of our stock.

As of the date of this prospectus we have 123,743,549 shares of common stock outstanding. Approximately 14,500,000 shares are “free trading” and may serve to overhang the market and depress the price of our common stock.

There is currently a limited public market for our common stock. Failure to develop or maintain a trading market could negatively affect its value and make it difficult or impossible for you to sell your shares.

Our common stock trades on the OTCQB under the Symbol ENDV. There has been a limited public market for our common stock and an active public market for our common stock may not develop. Failure to develop or maintain an active trading market could make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

“Penny Stock” rules may make buying or selling our common stock difficult. Limitations upon Broker-Dealers Effecting Transactions in “Penny Stocks”

Trading in our common stock is subject to material limitations as a consequence of regulations which limit the activities of broker-dealers effecting transactions in “penny stocks.” Pursuant to Rule 3a51-1 under the Exchange Act, our common stock is a “penny stock” because it (i) is not listed on any national securities exchange or The NASDAQ Stock Market™, (ii) has a market price of less than $5.00 per share, and (iii) its issuer (the Company) has net tangible assets less than $2,000,000 (if the issuer has been in business for at least three (3) years) or $5,000,000 (if the issuer has been in business for less than three (3) years).

Rule 15g-9 promulgated under the Exchange Act imposes limitations upon trading activities on “penny stocks”, which makes selling our common stock more difficult compared to selling securities which are not “penny stocks.” Rule 15a-9 restricts the solicitation of sales of “penny stocks” by broker-dealers unless the broker first (i) obtains from the purchaser information concerning his financial situation, investment experience and investment objectives, (ii) reasonably determines that the purchaser has sufficient knowledge and experience in financial matters that the person is capable of evaluating the risks of investing in “penny stocks”, and (iii) delivers and receives back from the purchaser a manually signed written statement acknowledging the purchaser’s investment experience and financial sophistication.

Rules 15g-2 through 15g-6 promulgated under the Exchange Act require broker-dealers who engage in transactions in “penny stocks” first to provide their customers with a series of disclosures and documents, including (i) a standardized risk disclosure document identifying the risks inherent in investing in “penny stocks”, (ii) all compensation received by the broker-dealer in connection with the transaction, (iii) current quotation prices and other relevant market data, and (iv) monthly account statements reflecting the fair market value of the securities.

There can be no assurance that any broker-dealer which initiates quotations for the Common Stock will continue to do so, and the loss of any such broker-dealer likely would have a material adverse effect on the market price of our common stock.

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FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described below, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because our common stock is deemed a low-priced “penny stock,” it will be cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid and negatively affect the price of our stock.

We will be subject to certain provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock” rules as defined in Rule 3a51-1. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Since our stock is deemed to be a penny stock, trading is subject to additional sales practice requirements of broker-dealers. These require a broker-dealer to:

●	Deliver to the customer, and obtain a written receipts for, a disclosure document;

●	Disclose certain price information about the stock;

●	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

●	Send monthly statements to customers with market and price information about the penny stock; and

●	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, penny stock rules and FINRA rules may restrict the ability or willingness of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

We Have Paid No Dividends

We never have paid any dividends on our common stock and we do not intend to pay any dividends in the foreseeable future.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

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We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Future issuances of common shares may be adversely affected by the EPA.

The market price of our common stock could decline as a result of issuances and sales by us, including pursuant to the EPA, or sales by our existing shareholders, of common stock, or the perception that these issuances and sales could occur. Sales by our shareholders might also make it more difficult for us to issue and sell common stock at a time and price that we deem appropriate. It is likely that the sale of shares by Bellridge will depress the market price of our common stock.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 5,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors. We currently have 1000 shares of preferred stock outstanding. Our board of directors is empowered, without shareholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock. The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of the Company’s assets allocated for distribution to common stock holders in a liquidation event, and could also result in dilution in the book value per share of the common stock we are offering. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of the Company, to the detriment of the investors in the common stock offered hereby. We cannot assure you that the Company will not, under certain circumstances, issue shares of its preferred stock.

Conversions of the Notes May Cause Dilution to Existing Shareholders and Depress the Market Price of Our Common Stock.

Bellridge has committed to purchase or has purchased $1,000,000 principal amount of Notes. From time to time Bellridge may convert Notes into shares of our common stock at prices below the market price quoted on the OTCQB pursuant to the terms of the Notes. As a result, our existing shareholders could experience immediate dilution upon the conversion of Notes by Bellridge. The issuance and sale of the shares upon conversion of the Notes may also have an adverse effect on the market price of the common shares. Bellridge may resell some, if not all, of the shares that we issue to it on conversion of the Notes and such sales could cause the market price of our common stock to decline significantly. To the extent of any such decline, any subsequent conversions could require us to issue a greater number of shares to Bellridge in exchange for each dollar amount of Note converted. Under these circumstances, the existing shareholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Bellridge, and because our existing stockholders may disagree with a decision to sell shares to Bellridge at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the EPA when our share price is decreasing, we will need to issue more shares to raise the same amount of funding.

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Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director.

Endonovo Therapeutics’ Articles of Incorporation and Bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, Endonovo Therapeutics’ Articles of Incorporation and Bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. In addition, any such sale or perception could make it more difficult for us to sell equity, or equity related, securities in the future at a time and price that we deem appropriate. If and when this Registration Statement becomes effective and we become subject to the reporting requirements of the Exchange Act, we might elect to adopt a stock option plan and file a Registration Statement under the Securities Act registering the shares of common stock reserved for issuance there under. Following the effectiveness of any such Registration Statement, the shares of common stock issued under such plan, other than shares held by affiliates, if any, would be immediately eligible for resale in the public market without restriction.

The sale of shares of our common stock which are not registered under the Securities Act, known as “restricted” shares, typically are effected under Rule 144. As of the date of this prospectus we have outstanding an aggregate of 123,743,549 shares of common stock of which approximately 109,500,000 shares are restricted common stock. All of our shares of common stock might be sold under Rule 144 after having been held for six months. No prediction can be made as to the effect, if any, that future sales of “restricted” shares of our common stock, or the availability of such shares for future sale, will have on the market price of our common stock or our ability to raise capital through an offering of our equity securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holder pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling security holder.

We have agreed to bear the certain expenses relating to the registration of the shares for the selling security holder. We have or will receive net proceeds upon the purchase of the Notes by Bellridge of approximately $845,000. Such proceeds from the EPA are intended to be used approximately as follows: as working capital, retirement of debt, product development and clinical testing. However, we reserve the right to allocate the proceeds from any puts differently in accordance with management’s assessment of our needs at that time.

DETERMINATION OF OFFERING PRICE

The conversion price for the shares issued to Bellridge upon conversion of the Notes will equal 75% of the lowest trade price reported on Blumberg LP for the twenty trading days prior to the conversion. To the extent that the disparity between the conversion price and market price of the common stock is material, such disparity was determined by us to be fair in consideration to Bellridge for the purchase of the Notes.

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Securities Purchase Agreement and Notes

We entered into the Securities Purchase Agreement and sold a Note in the principal amount of $400,000 on July 8, 2016. We sold a further Note in the principal amount of $200,000 to Bellridge on August 15, 2016 and will sell a further Note in the Principal Amount of $400,000 to Bellridge on the effective date of the registration statement of which this prospectus forms a part. The Notes are convertible into shares of our common stock at a conversion price equal to 75% of the lowest reported trade price of our common stock on Blumberg LP for the 20 trading days prior to the date of the conversion notice and Bellridge may not affect any conversion where the result of the conversion will be to increase its ownership of our common stock beyond 4.99% of the outstanding shares. Generally, Bellridge is limited to the resale of 22.5% of our trading volume as reported on the OTCQB for any given day, provided, however, that if the dollar value of the trading volume in any day exceeds $130,000, then the volume limitation will be increased to 30% for that day. To the extent there are no conversion notices outstanding, we have the right to prepay the Notes in whole or in part at 125% of the principal and accrued interest on the Note prepaid. Furthermore, if we should receive a financing of $5,000,000 or greater, we are required to repurchase all outstanding notes at such price. The Notes also provide that it the dollar value of the trading volume in our common stock is below $620,000 for a thirty-day period, we are required to repay the note for its face value in cash based on a formula set forth in the Notes. . Bellridge received 176,057 shares of our stock ass a commitment fee in connection with a Securities Purchase Agreement related to the Notes and these shares are included in this prospectus.

Dilutive Effects

Under the Notes, the conversion price of the shares to be issued to Bellridge would be at a price equal to 75% of the lowest price that our stock traded at during the past 20 trading days. The table below illustrates an issuance of shares of common stock to Bellridge upon conversion of the Notes for a hypothetical conversion amount of $10,000 at an assumed market price of $0.20.

Conversion	Conversion Price	Shares
Amount	To Bellridge	to be Issued
$10,000	$0.15	66,667

By comparison, if the market price of our common stock was $0.15, the number of shares that we would be required to issue in order to have the same conversion amount of $10,000 would be greater, as shown by the following table:

Conversion	Price to be Paid by	Number of Shares
Amount	Bellridge	to be Issued
$10,000	$0.1125	88,889

Accordingly, there would be dilution of an additional 22,222 shares issued due to the lower stock price of $0.15 per share. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Bellridge, and because our existing stockholders may be concerned by the issuance to Bellridge at a time when our stock price is low, and may in response decide to sell additional numbers of shares, further decreasing our stock price.

The actual number of shares that will be issued to Bellridge under the Notes will depend upon the market price of our common stock at the time of Bellridge’s conversion and we have no control over the timing of such conversions.

BUSINESS

Overview

Endonovo Therapeutics, Inc., formerly called “Hanover Portfolio Acquisitions, Inc. (the “Company” or “ENDV” “we” “us” “our”) was comprised of two business segments: (1) a debt portfolio management company and (2) an intellectual property management and commercialization company. In 2013 we discontinued our efforts in debt portfolio management and initially concentrated in intellectual property development. Based on our assessment of the viability of our acquired technologies we transitioned to be a biotechnology company, particularly in the medical device and regenerative medicine industries. Our present primary focus is the development, patenting and regulatory approval of our biomedical proprietary technology.

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Our intellectual property management and commercialization segment was operated through our wholly-owned subsidiary, IP Resources International, Inc. (“IPR”). IPR focused primarily on licensing various commercially desirable technologies and patents from companies that need operating capital or that need help commercializing their technology and sublicense such technology in designated territories. This segment acquires exclusive licenses for marketable technology normally without the payment of any upfront license fee to the licensor and thereafter, to sub-license the technology in the designated markets, including Asia, Europe, and Brazil. Our results depend upon our ability to locate available, licensable, and readily marketable technology, to negotiate favorable licenses for such technology, and to sub-license the technology in the designated markets at a sufficient level of volume in an effort to generate maximum revenues. Due to the history of our acquisitions, as set forth below, and management’s assessment of what has been the most promising of our technologies, we have determine to focus ourselves as a developer of biotechnology, particularly in regenerative medicine. We are in the development of a device utilizing a proprietary and patent pending square wave form technology and that is presently our primary focus.

Our subsidiary, IPR, established a portfolio of companies that it currently has licensing and marketing agreements with are:

a) CPaiR, Inc., a California corporation (“CPaiR”), which has a technology that facilitates the safe and effective performance of Cardiopulmonary Resuscitation.

b) American CryoStem Corp., a Nevada corporation (“ACS”), which has technology that permits the harvesting and storage of adult stem cells for later medical usage by the individual from whom the stem cells are harvested.

However, these technologies, while promising to varying degrees are not our present primary focus.

Corporate History

Our predecessor company, Hanover Asset Management, Inc. was incorporated in November 2008 in California. For the purpose of reincorporating in Delaware, we merged with a newly incorporated successor company, Hanover Portfolio Acquisitions, Inc., in July 2011 under which we continue to operate as a debt portfolio management company.

IP Resources International, Inc. began operations on September 1, 2011 and was formally incorporated on October 17, 2011.

Reverse Acquisition

On March 14, 2012, we entered into a Share Exchange Agreement (“Agreement”) with IPR and certain of its shareholders. Under the Agreement, each participating IPR shareholder exchanged all of their issued and outstanding IPR common shares totaling 33,234,294, free and clear of all liens, and $155,000 for Company common shares equal to 1.2342 times the number of IPR shares being transferred to the Company for a total of 410,177 of our shares. The $155,000 was not paid at closing. The Company recorded the $155,000 as acquisition payable. IPR agreed to make payments of up to 25% of the proceeds from any private placement or gross profits earned by IPR until the obligation is satisfied. The percentage of the proceeds to be paid is at the sole discretion of IPR’s Chief Executive Officer and the ex-Chief Executive Officer of the Company based on the liquidity of the Company.

As a result of the Agreement, the former shareholders of IPR, immediately post acquisition owned approximately 89% of the Company and its officers and directors constituted the majority of the officers and directors of the Company. Since the shareholders, offices and directors of IPR have control of the Company, the acquisition constitutes a reverse acquisition, so IPR was the accounting acquirer and we were the accounting acquiree. For accounting purposes, IPR became the parent and we became a wholly owned subsidiary. For legal purposes, we are the legal parent and IPR is the legal subsidiary.

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Acquisition of Aviva Companies Corporation

On April 2, 2013, the Company entered into an Acquisition Agreement (the “Acquisition Agreement”) with (i) The Aviva Companies Corporation (“Aviva”) and (ii) all of the shareholders of Aviva (the “Shareholders”) pursuant to which the Company acquired all of the outstanding shares of Aviva in exchange for the issuance of 40,000 shares of our common stock, par value $0.0001 per share to the Shareholders (the “Share Exchange”). As a result of the Share Exchange, Aviva became a wholly-owned subsidiary of the Company.

Other than in respect to the transaction, there is no material relationship among Aviva’s stockholders and any of the Company’s affiliates, directors or officers. We are not currently actively pursuing the development of the Aviva Companies Corporation.

Acquisition of WeHealAnimals, Inc.

On November 16, 2013, the Company entered into an Acquisition Agreement (the “Acquisition Agreement”) with (i) WeHealAnimals ,Inc. (“WHA”) and (ii) the sole shareholder of WHA (the “Shareholder”) pursuant to which the Company acquired all of the outstanding shares of WHA in exchange for the issuance of 3,000 shares of our common stock, par value $0.0001 per share and $96,000 to the Shareholder (the “Share Exchange”). As a result of the Share Exchange, WHA became a wholly-owned subsidiary of the Company and all of the equity of WHA including its and its sole shareholder’s intellectual property became the property of the Company. This obligation was fully paid on December 15, 2015 through the issuance of 350,000 shares of stock to Mr. Rudd. WHA is a Nevada corporation with intellectual property in the fields of bio-technology including its biologics and time-varying electromagnetic frequencies with potential applications on people and animals that management believes can be developed to the benefit of the Company and its shareholders. WHA’s sole shareholder was formerly Chairman and Chief Scientist of Regenetech, Inc. Regenetech was acquired by a company that wanted its technology, biomolecules grown in microgravity, for use in cosmetics. WHA’s sole shareholder left Regenetech with exclusive rights to this proprietary square wave form technology and stem cell technologies, including the patents and patent applications relating thereto.

Other than in respect to the transaction, there is no material relationship between WHA’s sole stockholder and any of the Company’s affiliates, directors or officers.

Present Development Plans

We now are a biotechnology company developing bioelectronic devices and cell therapies for regenerative medicine. We are currently developing two platforms that utilize our core technologies, Time-Varying Electromagnetic Fields (TVEMF). Our Immunotronics platform is a non-implantable, non-invasive bioelectronic device that we are developing to target inflammatory conditions in vital organs. Our initial concentration is developing our Immunotronics platform for the treatment of inflammatory conditions in the liver, such as acute liver injury. Our second platform is Cytotronics, which uses our Time-Varying Electromagnetic Field (TVEMF) technology for the creation of cell-based therapies. Our initial concentration is on the development of a cell-based treatment for Graft-Versus-Host Disease.

Immunotronics Platform:

Our Immunotronics platform uses Time-Varying Electromagnetic Field (TVEMF) technology to create a non-implantable, non-invasive bioelectronic device. These bioelectronics devices are also commonly referred to as “electroceuticals.”

These products are part of an emerging field termed “Bioelectronic Medicine,” that seeks to harness electrical signals in nerves and cells to alter the course of diseases and conditions. Whereas our competitors are primarily using implantable electrical stimulators, we are developing devices that are not implantable and use electromagnetic pulses to deliver electrical stimulation to cells and nerves.

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We are developing these bioelectronic devices for the treatment of inflammatory conditions in vital organs, such as the human liver. The Company is currently in the process of commencing its pre-clinical studies to assess the effectiveness of its technology in treating acute inflammation in the liver using a rodent model.

Cytotronics Platform:

Our Cytotronics platform uses our Time-Varying Electromagnetic Field (TVEMF) technology to expand and enhance the biological properties of stem cells for the creation of cell based therapies. Our platform builds upon the original work conducted at the National Aeronautics and Space Administration (NASA) using TVEMF technology for the expansion of stem cells and expands this work to the development of cell based therapies. Our initial concentration is on the development of our proprietary cell therapy that is created using the co-culture of stem cells from the human umbilical cord with adipose-derived stem cells to create a cell mixture that displays neither class I nor class II cell-surface major histocompatibility markers (MHC -/-) and can be administered without a tissue match. We are initially seeking to develop this cell therapy for the treatment of Graft-Versus-Host Disease.

Graft-Versus-Host Disease:

Graft-Versus-Host Disease (GVHD) is a complication that can occur following a stem cell, bone marrow or tissue transplant. In GVHD, the newly transplanted donor cells attack the transplant recipient’s body. GVHD does not occur when a patient receives his/her own cells during a transplant. Therefore, GVHD is associated with allogeneic transplants, requiring that tissue and cells from possible donors be checked to see how closely they match the person having the transplant. GVHD is less likely to occur, or the symptoms milder, when the tissue match is closer. GVHD is a very rare condition that affects fewer than 20,000 persons in the US per year.

Intellectual Property:

We will continue to strengthen our portfolio of intellectual property by filing additional patents around uses of our core technologies, such as Time-Varying Electromagnetic Fields (TVEMF). We will continue to develop applications of our technologies that we may license out to our competitors in the drug/pharmaceutical and life sciences industry. To date, we have filed four patent applications covering our Time-Varying Electromagnetic Field (TVEMF) technology, the production of biomolecules, the creation of an allogeneic mesenchymal stem cell product and a method of expanding cord blood stem cells.

Our business strategy is aimed at building value by positioning each of our technologies and therapies to treat specific diseases that lack effective treatment or whose current standard of treatment involves invasive procedures and/or potentially harmful side effects. We anticipate updating and refining the business strategy as new medical and/or clinical advancements are made as a result of extensive research and development. In general, the component functions of the business model are to:

● Internationally license stem cell expansion technologies;

● License technologies for the production of biomolecules;

● Develop medical indications for our Immunotronics device;

● Develop other non-invasive, medical technologies;

● Develop cell-based therapies for distribution and use;

● Conduct pre-clinical and clinical human studies for FDA Approval of our medical devices and cell therapies;

● Acquire subsidiaries under the parent company, Endonovo Therapeutics, to assist in the development and distribution of medical technologies;

● Incrementally invest, market, and refine acquired and developed medical technologies and therapies.

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Biotechnology Licensing

We will seek revenue by licensing certain technologies developed by WHA for the expansion of stem cells, which we believe will allow both researchers and for-profit companies to grow difficult to expand stem cells, including hematopoietic stem cells. Furthermore, we will seek to license certain technologies for the production of biomolecules for research purposes and for the development of biologics. Licensing is a particularly attractive opportunity for the Company because of the few costs associated with signing licensing agreements. By licensing WHA’s technologies, a net profit margin of 80% to 90% maybe achievable. However, we cannot give any assurance that we will be able to enter any profitable licenses and the entry into any license may require that we first receive FDA approval for our products.

Industry Overview

Regenerative Medicine

The regenerative medicine/tissue engineering industry is a rapidly growing interdisciplinary field involving the life, physical and engineering sciences and seeking to develop clinical therapies for the repair, maintenance, replacement and/or enhancement of biological function. Regenerative medicine has a wide area of applications, such as musculoskeletal diseases, cardiovascular, neurology, orthopedic, and other disorders. The regenerative medicine industry is now regarded as having begun with the advent of cell culture in the very early part of the twentieth century, and continues to advance as technological advancements have been made.

The regenerative medicine industry is driven by several technological advancements in stem cell therapy and tissue engineering therapy. The regenerative medicine market is expected to grow to a value of US$6.5 billion by 2019 from a value of US$2.6 billion in 2012, according to Transparency Market Research.

The global stem cell market, which is a segment of the regenerative medicine market is forecast to grow at a compounded annual growth rate (CAGR) of 39.5% from 2015-2020, to reach a value of US$330 million by 2020, according to MarketsandMarkets. North America is expected to hold the largest share of this market due to extensive government funding and increased fast-track approvals for stem cell therapeutics by the FDA.

Competition

The biotech and regenerative therapy industry is capital intensive and highly competitive and many of our competitors have far greater assets than we have presently and will have even if all of the funding possibly available to us under the EPA is realized. We will seek to compete by establishing the uniqueness, efficacy and other advantages of the proprietary square wave form device and the therapies based upon it.

Our competitors in the cell therapy market segment have years of research into their products including human clinical data, access to government sponsored research and grants and have more capital at their disposal.

Furthermore, our treatment for Graft-Versus-Host Disease may be limited by the FDA Approval of a competing cell therapy under the Orphan Drug Act of 1983, which grants 7-year market exclusivity to a product approved for an rare disease. This would require us to demonstrate that our cell therapy is therapeutically superior, when compared to the present drug indicated for the rare disease of interest. Therefore, the FDA approval of a competing drug and/or cell therapy for the treatment of Graft-Versus-Host Disease would greatly limit the Company’s ability to pursue this indication. There are currently many competitors seeking to develop drugs or cell therapies for the treatment of GVHD at various stages of development from pre-clinical to Phase III clinical trials.

Employees

We do not have any employees. However, we have retained approximately 10 individuals as independent contractors that are involved in business development and administrative functions.

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Properties

Our corporate headquarters is located at 6320 Canoga Avenue - 15th Floor, Woodland Hills, CA 91367. We have a month-to-month contract with Regus Management Group, LLC in the amount of $129 per month. Management believes this facility is appropriate for our current needs and could be expanded at reasonable cost if our business required us to do so.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTCQB, which is sponsored by OTCMarkets, Inc. The OTCQB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks,” as well as volume information. Our shares are quoted on the OTCQB under the symbol “ENDV.”

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTC-QB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

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Trading Market

	Closing Price
	High	Low

Year Ended December, 2014
First Quarter	$0.21	$0.03
Second Quarter	$10.00	$0.10
Third Quarter	$5.31	$1.75
Fourth Quarter	$2.40	$0.75

Year Ended December, 2015
First Quarter	$1.25	$1.05
Second Quarter	$1.10	$0.51
Third Quarter	$0.66	$0.07
Fourth Quarter	$0.80	$0.06

Year Ended December, 2016
First Quarter	$0.74	$0.26
Second Quarter	$0.81	$0.13

The high and low bid price for shares of our common stock on August 26, 2016, was $0.177 and $0.165, respectively, based upon bids that represent prices quoted by broker-dealers on the OTCQB.

Approximate Number of Equity Security Holders

As of August 18, 2016, there were approximately 325 stockholders of record. Because shares of our common stock are held by depositaries, brokers and other nominees, the number of beneficial holders of our shares is substantially larger than the number of stockholders of record.

Dividends

Holders of our common stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefore. We have never declared or paid any dividends on our common stock. We intend to retain any future earnings for use in the operation and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future.

Penny Stock

Our stock is considered to be a penny stock. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

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The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We do not have any equity compensation plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Years ended December 31, 2014 and December 31, 2015

The information and financial data discussed below is derived from the audited financial statements of the Company for its fiscal year ended December 31, 2015. The audited financial statements were prepared and presented in accordance with generally accepted accounting principles in the United States. The information and financial data discussed below is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere in this 10-K. The financial statements contained elsewhere in this 10-K fully represent the Company’s financial condition and operations; however, they are not indicative of the Company’s future performance. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this 10-K.

Cautionary Notice Regarding Forward Looking Statements

The information contained in Item 2 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this report. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.

This filing contains a number of forward-looking statements, which reflect management’s current views and expectations with respect to our business, strategies, products, future results and events, and financial performance. All statements made in this filing other than statements of historical fact, including statements addressing operating performance, events, or developments which management expects or anticipates will or may occur in the future, including statements related to distributor channels, volume growth, revenues, profitability, new products, adequacy of funds from operations, statements expressing general optimism about future operating results, and non-historical information, are forward looking statements. In particular, the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements, and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below. Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated, or implied by these forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect any future events or circumstances.

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Readers should not place undue reliance on these forward-looking statements, which are based on management’s current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including those described below), and apply only as of the date of this filing. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in this Annual Report on Form 10K, in press releases and in other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the U.S. (U.S. GAAP). In doing so, we have to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues, and expenses, as well as related disclosure of contingent assets and liabilities. In some cases, we could reasonably have used different accounting policies and estimates. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies and estimates, which we discuss further below.

Use of estimates

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. The significant estimates were made for the fair value of common stock issued for services, with notes payable arrangements, in connection with note extension agreements, and as repayment for outstanding debt, in estimating the useful life used for depreciation and amortization of our long-lived assets, in the valuation of the derivative liability, and the valuation of deferred income tax assets. Actual results and outcomes may differ from management’s estimates and assumptions.

Revenue recognition

The Company recognizes revenue from its technology licensing and commercialization activities in accordance with paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned.

The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer and accepted by the customer as completed pursuant to Company’s Licensing Agreements, (iii) collectability is reasonably assured. The Company has yet to realize any revenues from its licensing agreements. All of our revenues in the current year are from the sale of the proprietary square wave form device.

Recently Issued Accounting Pronouncements

The Company is not aware of any recently issued accounting pronouncements that when adopted will have a material effect on the Company’s financial position or result of its operations.

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Results of Operations

Three Months ended June 30, 2016 and 2015

	Three Months Ended June 30,		Favorable
	2016	2015	(Unfavorable)%

Revenue	$-	$1,920	$(1,920)	-100.0%
Cost of revenue	-	1,338	1,338	100.0%
Gross profit	-	582	(582)	-100.0%

Operating expenses	2,065,241	494,266	(1,570,975)	317.8%

Loss from operations	(2,065,241)	(493,684)	(1,571,557)	318.3%

Other income (expense)	611,704	(64,039)	675,743	1115.0%

Net loss	$(1,453,537)	$(557,723)	$(895,814)	160.6%

Revenues

We had no revenue for the three months ended June 30, 2016 compared to $1,920 for the three months ended June 30, 2015. We are in an early stage and our revenues will be small and null until a device or biological license receives FDA approval or international research licensing develops. The growth of our business is dependent on successfully raising additional capital to fund our growth.

Operating Expenses

Our operating expenses for the three months ended June 30, 2016 were approximately $2,065,241 compared to $494,266 for the corresponding period of the previous year. The operating expenses were comprised primarily from consulting and professional fees for the development of our intellectual property and expenses related to being a public company. A significant portion of these fees were paid for with the issuance of restricted shares of common stock. During the three months ended June 30, 2016, 3,931,742 shares of common stock were issued for consulting services valued at $1,200,549 as compared to 1,945,000 shares of common stock being issued for consulting services valued at $1,945, during the corresponding period of the previous year.

Other Income (Expense)

Other income (expense) for the quarter ended June 30, 2016 was income of $611,704 compared to expense of $64,039 for the quarter ended June 30, 2015. This change was due primarily to a change in valuation of our derivative liabilities, which did not exist as of June 30, 2015, and net of interest expense resulting from the amortization of the discounts on notes payable also, which did not exist as of June 30, 2015. In addition, we incurred a loss on extinguishment of debt of $526,156 for debt conversions during the quarter ended June 30, 2016, which did not exist as of June 30, 2015. We anticipate continued large fluctuations in other income (expense) as a result of quarterly re-evaluation of these derivative liabilities.

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Six Months ended June 30, 2016 and 2015

	Six Months Ended June 30,		Favorable
	2016	2015	(Unfavorable)%

Revenue	$-	$4,665	$(4,665)	-100.0%
Cost of revenue	-	2,162	2,162	100.0%
Gross profit	-	2,503	(2,503)	-100.0%

Operating expenses	3,467,361	927,820	2,539,541	273.7%

Loss from operations	(3,467,361)	(925,317)	(2,542,044)	-274.7%

Other income (expense)	1,110,361	(112,561)	1,222,922	1086.5%

Net loss	$(2,357,000)	$(1,037,878)	$(1,319,122)	-127.1%

Revenues

We had no revenue for the six months ended June 30, 2016 compared to $4,665 for the six months ended June 30, 2015. We are in an early stage and our revenues will be small and null until a device or biological license receives FDA approval or international research licensing develops. The growth of our business is dependent on successfully raising additional capital to fund our growth.

Operating Expenses

Our operating expenses for the six months ended June 30, 2016 were approximately $3,467,361 compared to $927,820 for the corresponding period of the previous year. The operating expenses were comprised primarily from consulting and professional fees for the development of our intellectual property and expenses related to being a public company. A significant portion of these fees were paid for with the issuance of restricted shares of common stock. During the six months ended June 30, 2016, 4,833,246 shares of common stock were issued for consulting services valued at $1,627,371 as compared to 4,249,286 shares of common stock being issued for consulting services valued at $3,375, during the corresponding period of the previous year.

Other Income (Expense)

Other income (expense) for the six months ended June 30, 2016 was income of $1,110,361 compared to expense of $112,561 for the six months ended June 30, 2015. This change was due primarily to a change in valuation of our derivative liabilities, which did not exist as of June 30, 2015, and net of interest expense resulting from the amortization of the discounts on notes payable also, which did not exist as of June 30, 2015. In addition, we incurred interest expense on the issuance of debt and a loss on extinguishment of debt for debt conversions during the quarter ended June 30, 2016, neither of which existed as of June 30, 2015. We anticipate continued large fluctuations in other income (expense) as a result of quarterly re-evaluation of these derivative liabilities.

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Year Ended December 31, 2015 vs. Year Ended December 31, 2014

	Year Ended December 31,		Favorable
	2015	2014	(Unfavorable)%

Revenue	$4,265	$24,192	$(19,927)	-82.4%
Cost of revenue	2,162	15,485	13,323	86.0%
Gross profit	2,103	8,707	(6,604)	-75.8%

Operating expenses	2,566,764	2,199,919	366,845	16.7%

Loss from operations	(2,564,661)	(2,191,212)	(373,449)	-17.0%

Other income (expense)	(4,201,075)	1,231,718	(5,432,793)	441.1%

Net loss	$(6,765,736)	$(959,494)	$(5,806,242)	-605.1%

Revenues

Our net revenue was $4,265 for the fiscal year ended December 31, 2015. Our net revenue was $24,192 for the fiscal year ended December 31, 2014. We are in an early stage and our revenues will be small and erratic until a device or biological license receives FDA approval or international research licensing develops. The growth of our business is dependent on successfully raising additional capital to fund our growth.

Operating Expenses

Our operating expenses for 2015 were approximately $2,567,000 compared to $2,200,000 for 2014. The operating expenses were comprised primarily of consulting and professional fees for the development of our intellectual property and expenses related to being a public company.

Depreciation

We incur depreciation expense for costs related to our assets, including our information technology and software.

Our depreciation decreased to $14,773 in 2015 from $15,737 in 2014. There were no significant equipment purchases or sales during 2015.

Other Income (Expense)

Our Other Income (Expense) was expense of approximately $4,201,000 in 2015 compared to income of $1,232,000 in 2014. The expense in 2015 was primarily the result of changes in our financings to reflect liability accounting for convertible debt issued with variable conversion rates compared to income in 2014 when we had income related to extinguishment of debt.

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Liquidity and Capital Resources

	As of		Increase
	June 30, 2016	December 31, 2015	(Decrease)
Working Capital

Current assets	$78,688	$377,706	$(299,018)
Current liabilities	6,962,219	9,486,153	2,523,934
Working capital deficit	$(6,883,531)	$(9,108,447)	$2,224,916

Long-term debt	$390,689	$199,270	$191,419

Stockholders’ deficit	$(7,250,480)	$(9,276,060)	$(2,025,580)

	Six Months Ended June 30,		Increase
	2016	2015	(Decrease)
Statements of Cash Flows Select Information

Net cash provided (used) by:
Operating activities	$(1,028,042)	$(378,822)	$(649,220)
Investing activities	$-	$-	$-
Financing activities	$1,065,257	$396,230	$669,027

	As of		Increase
	June 30, 2016	December 31, 2015	(Decrease)
Balance Sheet Select Information

Cash	$78,688	$41,473	$37,215
Accounts payable and accrued expenses	$4,379,989	$3,990,185	$389,804

Since inception and through June 30, 2016, the Company has raised approximately $4.0 million in equity and debt transactions. These funds have been used to commence the operations of the Company to acquire and begin the development of its intellectual property portfolio. These activities include attending trade shows and corporate development. Our accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve month period following the date of these condensed consolidated financial statements. The Company has incurred substantial losses since inception. Its current liabilities exceed its current assets and available cash is not sufficient to fund expected future operations. The Company is raising additional capital through debt and equity securities in order to continue the funding of its operations. However, there is no assurance that the Company can raise enough funds or generate sufficient revenues to pay its obligations as they become due, which raises substantial doubt about our ability to continue as a going concern. To reduce the risk of not being able to continue as a going concern, management is increasing the value of its intellectual property through regulatory approvals and obtaining additional patent rights and has initiated a private placement offering to raise capital through the sale of its common stock. Although, uncertainty exists as to whether the Company will be able generate enough cash from operations to fund the Company’s working capital needs or raise sufficient capital to meet the Company’s obligations as they become due, no adjustments have been made to the carrying value of assets or liabilities as a result of this uncertainty. Our cash on hand at June 30, 2016 was approximately $78,608. This will be insufficient to fund operations if additional capital is not raised. The Company raised an aggregate of approximately $1.2 million through the sale of equity and debt securities during the six months ended June 30, 2016.

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	As of December 31,		Increase
	2015	2014	(Decrease)
Working Capital

Current assets	$377,706	$2,988	$374,718
Current liabilities	9,486,153	4,554,948	4,931,205
Working capital deficit	$(9,108,447)	$(4,551,960)	$4,556,487

Long-term debt	$199,270	$183,646	$15,624

Stockholders’ deficit	$(9,276,060)	$(4,693,005)	$4,583,055

	For Year Ended December 31,		Increase
	2015	2014	(Decrease)
Statements of Cash Flows Select Information

Net cash provided (used) by:
Operating activities	$(1,019,334)	$(909,296)	$110,038
Investing activities	$(3,829)	$-	$3,829
Financing activities	$1,063,648	$907,029	$156,619

	As of December 31,		Increase
	2015	2014	(Decrease)
Balance Sheet Select Information

Cash	$41,473	$988	$40,485
Accounts payable and accrued expenses	$3,990,185	$3,167,346	$822,839

Since inception and through December 31, 2015, the Company has raised approximately $2.8 million in equity and debt transactions. These funds have been used to advance the operations of the Company, build its bio-medical platform, patent work & general corporate development. Our accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve month period following the date of these consolidated financial statements. However, the Company has incurred substantial losses. Our current liabilities exceed our current assets and available cash is not sufficient to fund the expected future operation. The Company is raising additional capital through debt and equity securities in order to continue the funding of its operations. However, there is no assurance that the Company can raise enough funds or generate sufficient revenues to pay its obligations as they become due, which raises substantial doubt about our ability to continue as a going concern. To reduce the risk of not being able to continue as a going concern, management has initiated a private placement offering to raise capital through the sale of its common stock. Although, uncertainty exists as to whether the Company will be able generate enough cash from operations to fund the Company’s working capital needs or raise sufficient capital to meet the Company’s obligations as they become due, no adjustments have been made to the carrying value of assets or liabilities as a result of this uncertainty. Our cash on hand at December 31, 2015 was approximately $41,000. This will not be sufficient to fund operations if additional capital is not raised. The Company raised an aggregate of $2,047,500 through the sale of equity and debt securities since December 31, 2015 through the date of this report.

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Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, obligations under any guarantee contracts or contingent obligations. We also have no other commitments, other than the costs of being a public company that will increase our operating costs or cash requirements in the future.

Seasonality

Management does not believe that our current business segment is seasonal to any material extent.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of the date of this prospectus. Our Executive officers are elected annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Name	Age	Position
Alan Collier	51	Director, Chief Executive Officer, Interim Chief Financial Officer, and Secretary
Michael Mann	60	Executive Vice-President–Shareholder Relations

Set forth below is a brief description of the background and business experience of our executive officer and director, our Executive Vice President and Beneficial Owner and our Past CFO for the past five years.

Alan Collier has been the Chief Executive Officer, Secretary, and a director of the Company Since March 2012. Mr. Collier has more than twenty (20) years of experience in finance, telecommunications, and consumer products. Over the progression of his career, he has specialized in the development and financing of early stage, high growth, and acquisitive companies (public and private). He has structured, participated in, and completed numerous transactions including mergers and acquisitions, equity and debt placements, capital restructuring, joint venture development, and channel partner procurement. Additionally, Mr. Collier was a Senior Managing Director at Mid-Market Securities, a FINRA-registered Broker-Dealer. He is also the co-founder and a Managing Member of C2 Capital, LLC, which provides management consulting services to companies preparing to go public. Prior to joining Mid-Market Securities, Mr. Collier was a Managing Director of Mosaic Capital and co-managed its Capital Markets Group at Mosaic Capital. He was previously a Vice President at Corporate Capital Group and Managing Director and CEO of Greenbridge Capital Group. He has held numerous board and executive positions throughout his career. Mr. Collier holds FINRA Series 7, 24, 63, and 79 Licenses.

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Michael Mann has been the President since January 2014. Mr. Mann was the Vice President of Shareholder Relations from March 2012 to January 2014 for the Company and he brings significant related experience in business operations and corporate finance. From 2008 to March 2012, Mr. Mann has served as the President and Chief Executive Officer of Hanover Portfolio Acquisitions, Inc. formerly known as Hanover Asset Management, Inc. Immediately prior thereto, Mr. Mann was the Founder, President, and Chief Executive Officer of U.S. Debt Settlement, Inc., a company listed on the Frankfurt Stock Exchange. Mr. Mann had personally overseen the growth and development of U.S. Debt Settlement since 2003. From January 2002 to July 2003, Mr. Mann was the Chief Executive Officer of Shared Vision Capital, a boutique investment banking firm that assisted emerging companies with early seed capital and bridge loans. From October 1998 through December 2001, Mr. Mann was the Vice President of Investor Relations for JuriSearch.com, an online legal research platform. During his tenure with JuriSearch.com, Mr. Mann was directly responsible for financing for the company’s growth and development. In addition, Mr. Mann founded and served as the president of Universal Pacific Communications, a privately owned telecommunications company. Under his leadership, Universal Pacific developed a fiber optic disaster recovery telecommunications network. Mr. Mann has held Series 62 and 63 Securities Licenses.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Term of Office

Our directors are elected for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

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Code of Ethics

We do not have a code of ethics that applies to our officers, employees and directors.

Corporate Governance

The business and affairs of the company are managed under the direction of our board. We have a board consisting of one member. In addition to the contact information in this annual report, each stockholder will be given specific information on how he/she can direct communications to the officers and our director of the corporation. All communications from stockholders are relayed to our board.

Role in Risk Oversight

Our board is primarily responsible for overseeing our risk management processes. The board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company does not have a class of securities registered under the Exchange Act and therefore its directors, executive officers, and any persons holding more than ten percent of the Company’s common stock are not required to comply with Section 16 of the Exchange Act.

EXECUTIVE COMPENSATION

The following executives of the Company received compensation in the amounts set forth in the chart below for the fiscal years ended December 31, 2015 and 2014. No other item of compensation was paid to any officer or director of the Company other than reimbursement of expenses.

34

Summary Compensation Table

Name and	Fiscal			Stock	All Other
Principal Position	Year	Salary ($) (1)	Bonus ($)	Awards ($)	Compensation ($)	Total ($)

Alan Collier, CEO, Interim	2,015	$270,000	$-	$-	$-	$270,000
CFO, Secretary and Director	2,014	$270,000	$-	$617	$-	$270,617

Michael Mann, V.P., Former	2,015	$270,000	$-	$-	$-	$270,000
President and CEO	2,014	$270,000	$-	$19,695	$-	$289,695

(1) This includes deferred compensation to Mr. Collier of $57,670 and $104,000 for 2015 and 2014 respectively.

      This includes deferred compensation to Mr. Mann of $259,900 and $225,000 for 2015 and 2014 respectively.

Outstanding Equity Awards at Fiscal Year-End Table

There were no outstanding equity awards at the date of this prospectus.

Compensation of Directors

Directors will receive no compensation for serving as directors. However, the Company may reimburse its directors for any out-of-pocket cost reasonably incurred to attend a Board meeting.

Employment and Other Compensatory Agreements

All of the new officers pursuant to the terms of the Share Exchange Agreement dated March 14, 2012 have agreed to accrue and defer payment of their compensation until the Company has generated sufficient financing proceeds or revenue to pay such compensation. Initially, Messrs. Collier and Mann shall each receive compensation of $10,000 per month. In addition, each officer will get additional compensation in connection with any company that such officer originates upon the finalization of a licensing arrangement with such company.

Finally, Messrs. Collier and Mann shall receive additional compensation in the form of shares of restricted Company common stock that vest over time based upon their remaining with the Company.

Indemnification of Directors and Executive Officers and Limitation of Liability

Delaware law generally permits us to indemnify our directors, officers, employees and agents. We, as a corporation organized in Delaware, may indemnify our directors, officers, employees and agents in accordance with Delaware Law. Our Certificate of Incorporation, as amended, does not contain any specific language enhancing or limiting the general Delaware statutory provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding our shares of common stock beneficially owned as of the date of this prospectus, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the date of this prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is care of the company at the address of: 6320 Canoga Avenue, 15th Floor Woodland Hills, CA 91367.

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Name of Beneficial Owner	Amount of Beneficial Ownership (1)	Percent of Ownership

Alan Collier	20,406,867	16.5%
Michael Mann	19,585,462	15.9%

All officers & directors as a group (2 persons)

(1) This includes common shares controlled by Mr. Collier

(2) Based on shares of common stock outstanding as of August 26, 2016

We know of no contractual arrangements, which may at a subsequent date result in a change of control in the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

On November 16, 2014, the Company acquired a promissory note to Donnie Rudd for a principal amount of $96,000 which along with accrued interest was converted into 350,000 shares of common stock on December 21, 2015. On March 31, 2014, the Company issued a promissory note to Michael Mann for a principal amount of $70,000. The Note carries an interest rate of 12% per annum and a maturity date of September 30, 2016 with interest due monthly. On September 20, 2014, the Company issued a promissory note to Don Calabria for a principal amount of $75,000. The note carries an interest rate of 10% per annum and a maturity date of September 20, 2016 with interest due monthly. On October 29, 2014, the Company issued a promissory note to Michael Mann for a principal amount of $50,000. The note carries an interest rate of 12% per annum and a maturity date of September 29, 2016 with interest due monthly. The notes to Messrs. Calabria and Rudd have been paid in full. In the opinion of management, these notes were on terms no less favorable to the lenders than the Company might have obtained from an unaffiliated party.

Director Independence

We do not have any independent directors. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship, which in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

36

Mr. Alan Collier is not considered independent because he is the Company’s Chief Executive Officer.

We do not currently have a separately designated audit, nominating or compensation committee.

SELLING SECURITY HOLDER

The shares to be offered by the selling security holder were or will be issued in private placement transactions by us, each of which was exempt from the registration requirements of the Securities Act. The shares offered hereby are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act, to give the selling security holder the opportunity to publicly sell these shares. This prospectus is part of a Registration Statement on Form S-1 filed by us with the Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holder. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling security holder after any sales made pursuant to this prospectus because the selling security holder is not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling security holder will sell all of the shares listed in this prospectus.

The following table sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the beneficial ownership of each selling security holder, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each will own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The Selling Security Holder owns no shares of common stock subject to options, warrants and convertible securities other than the Notes.

Shareholder and Name of Person Controlling	Amount of Shares owned before Offering	Number of shares offered	Amount of shares owned after Offering	Percent of shares held after Offering
Bellridge Capital LP (1)	2,260,999	16,676,057	2,084,942	1.7%
Total	2,260,999	16,676,057	2,084,942	1.7%

(1) Bellridge Capital LP is a limited partnership organized under the laws of Delaware and is controlled by Boris Klimov. Its address is Bellridge Capital, LP 5149 W. Woodmill Drive, Suite 20 Wilmington, Delaware 19808.

RELATIONSHIP BETWEEN THE ISSUER AND THE SELLING SECURITY HOLDER

The selling security holder has not at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

37

PLAN OF DISTRIBUTION

The selling security holder may, from time to time, sell any or all of its shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	privately negotiated transactions

●	a combination of such methods of sale; or

●	any other method permitted by applicable law.

The selling security holder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts relating to its sales of shares, to exceed what is customary in the types of transactions involved. The selling security holder and any broker-dealers or agents that are involved in selling the shares of common stock are deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them is deemed to be underwriting commissions or discounts under the Securities Act. Because selling security holder is deemed to be an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling security holder and/or the purchasers. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holder. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Upon our company being notified in writing by the selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing: (i) the name of each such selling security holder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such the shares of common stock were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

The Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) authorize us to issue (a) 250,000,000 shares of Common Stock, par value $0.0001 per share, of which, 123,743,549 shares are issued and outstanding as of the date of this prospectus, and (b) 5,000,000 shares of Preferred Stock, $0.001 par value per share, 1,000 of which are issued or outstanding.

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Common Stock

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of Preferred Stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.

Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the Common Stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is authorized and issued. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorized the issuance of up to 5,000,000 shares of Preferred Stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors.

On April 3, 2013, the Company filed a Certificate of Designation that authorized the issuance of up to one million (1,000,000) shares of a new series designated “Series AA Super Voting Preferred Stock,” and established the rights, preferences and limitations thereof.

Each holder of outstanding shares of Series AA Super Voting Preferred Stock shall be entitled to one hundred thousand (100,000) votes for each share of Series AA Super Voting Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company.

There are no rights to dividends, liquidation preferences or conversion rights associated with the Series AA Super Voting Preferred Stock.

The summary of the rights, privileges and preferences of the Series AA Super Voting Preferred Stock described above is qualified in its entirety by reference to the Certificate of Designation, a copy of which is attached as Exhibit 3.4 to our Annual Report, on Form 10-K, filed on April 16, 2013.

Dividend Policy

We have not declared dividends since our inception. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Transfer Agent

The transfer agent for our common stock is ClearTrust, LLC 16540 Pointe Village Drive - Suite 210, Lutz, Florida 33558; phone: (813) 235-4490.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Under Delaware Law and our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

39

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable

EXPERTS

The financial statements for the years ended December 31, 2015 and December 31, 2014, included in this prospectus have been audited by Rose, Snyder & Jacobs LLP, Encino, California, to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and Registration Statement in reliance upon the report of Rose Snyder & Jacobs LLP and upon the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Frank J. Hariton, Esq., White Plains, New York. Mr. Hariton owns 4,282,925 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Endonovo Therapeutics, Inc. can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We will provide to the record holders of our securities a copy of our annual reports containing audited financial statements and such periodic and quarterly reports free of charge upon request. The Commission also maintains a website that contains reports, proxy statements, information statements and other information located at http://www.sec.gov. This prospectus does not contain all the information required to be in the Registration Statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

40

Financial Statements and Supplementary Data.

41

Endonovo Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2016	December 31, 2015
	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash	$78,688	$41,473
Other current assets	-	336,233
Total current assets	78,688	377,706

Property, Plant and Equipment, net	23,740	31,657

	$102,428	$409,363

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$4,379,989	$3,990,185
Short term advances, related parties	3,823	3,605
Notes payable, net of discounts of $256,653 as of June 30, 2016 and $321,961 as of December 31, 2015	1,213,848	1,261,790
Notes payable - related parties	181,800	245,000
Derivative liability	1,170,547	3,973,542
Current portion of long term loan	12,212	12,031

Total current liabilities	6,962,219	9,486,153

Notes payable, net of discounts of $407,276 as of June 30, 2016 and $477,346 of December 31, 2015	225,224	27,654
Long term loan	10,465	16,616
Acquisition payable	155,000	155,000
Total liabilities	7,352,908	9,685,423
COMMITMENTS AND CONTINGENCIES
Shareholders’ deficit
Super AA super voting preferred stock, $0.0001 par value; 1,000,000 authorized and 1,000 issued and outstanding	-	-
Common stock, $.0001 par value; 250,000,000 shares authorized; 117,900,657 and 104,803,401 shares issued and outstanding as of June 30, 2016 and December 31, 2015	11,790	10,479
Additional paid-in capital	8,154,911	3,773,642
Stock subscriptions	(1,570)	(1,570)
Accumulated deficit	(15,415,611)	(13,058,611)
Total shareholders’ deficit	(7,250,480)	(9,276,060)
	$102,428	$409,363

See accompanying summary of accounting polices and notes to unaudited condensed consolidated financial statements.

42

Endonovo Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenues, net	$-	$1,920	$-	$4,665
Cost of goods sold	-	1,338	-	2,162
Gross profit	-	582	-	2,503

Operating expenses	2,065,241	494,266	3,467,361	927,820
Loss from operations	(2,065,241)	(493,684)	(3,467,361)	(925,317)

Other income (expense)
Change in fair value of derivative liability	1,574,082	29,446	2,598,684	29,446
Gain (loss) on extinguishment of debt	(526,156)	-	(393,118)	-
Interest expense, net	(436,222)	(93,485)	(1,095,205)	(142,007)
	611,704	(64,039)	1,110,361	(112,561)

Loss before income taxes	(1,453,537)	(557,723)	(2,357,000)	(1,037,878)

Provision for income taxes	-	-	-	-

Net loss	$(1,453,537)	$(557,723)	$(2,357,000)	$(1,037,878)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.02)	$(0.01)
Weighted average common share outstanding:
Basic and diluted	111,155,833	97,996,920	108,861,547	91,364,222

See accompanying summary of accounting polices and notes to unaudited condensed consolidated financial statements.

43

Endonovo Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Six Months ended June 30,
	2016	2015
Operating activities:
Net loss	$(2,357,000)	$(1,037,878)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	7,917	7,280
Fair value of equity issued for services	1,738,629	4,251
Non-cash expenses paid in debt issuance	123,000	-
Gain (loss) on extinguishment of debt	393,118	-
Non-cash interest expense	438,587	49,145
Amortization of note discount	456,763	3,521
Change in fair value of derivative liability	(2,598,684)	(29,446)
Changes in assets and liabilities:
Other current assets	346,133	2,000
Accounts payable and accrued expenses	423,495	622,305
Net cash used in operating activities	(1,028,042)	(378,822)

Investing activities:
Net cash used in investing activities	-	-

Financing activities:
Proceeds from the issuance of notes payable	477,000	290,500
Proceeds from issuance of notes payable- related parties	-	50,000
Proceeds from short term advances	5,618	73,205
Repayments on short term advances	(15,300)	(12,850)
Proceeds from issuance of common stock and units	818,329	220
Payment against long term loan	(5,970)	(4,845)
Payment against notes payable	(151,220)	-
Payment against notes payable- related parties	(63,200)	-
Net cash provided by financing activities	1,065,257	396,230

Net increase in cash	37,215	17,408
Cash, beginning of year	41,473	988
Cash, end of period	$78,688	$18,396

Supplemental disclosure of cash flow information:
Cash paid for interest	$19,124	$6,112
Cash paid for income taxes	$-	$500

Non Cash Investing and Financing Activities:
Conversion of notes payable and accrued interest to common stock	$499,441	$328,138

See accompanying summary of accounting polices and notes to unaudited condensed consolidated financial statements.

44

Endonovo Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Statement of Shareholders’ Deficit

(Unaudited)

	Series AA				Additional	Common Stock		Total
	Preferred Stock		Common Stock		Paid-in	Subscription	Retained	Shareholder’s
	Shares	Amount	Shares	Amount	Capital	Receivable	Earnings	Deficit

Balance December 31, 2015	1,000	$-	104,803,401	$10,479	$3,773,642	$(1,570)	$(13,058,611)	$(9,276,060)

Shares issued for cash	-	-	566,327	57	107,022	-	-	107,079
Private placement units issued for cash	-	-	2,786,621	279	710,972	-	-	711,251
Shares issued for services	-	-	4,833,246	483	1,627,371	-	-	1,627,854
Shares issued with notes payable extensions and lock-up agreement	-	-	259,917	27	110,748	-	-	110,775
Shares issued for conversion of notes payable and accrued interest	-	-	3,681,492	368	1,500,886	-	-	1,501,254
Private placement units issued for conversion of notes payable and accrued interest	-	-	969,653	97	284,270	-	-	284,367
Warrants issued with notes payable	-	-	-	-	40,000	-	-	40,000
Net loss for the period ended June 30, 2016	-	-	-	-	-	-	(2,357,000)	(2,357,000)
Balance June 30, 2016	1,000	$-	117,900,657	$11,790	$8,154,911	$(1,570)	$(15,415,611)	$(7,250,480)

See accompanying summary of accounting polices and notes to unaudited condensed consolidated financial statements.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Note 1 - Organization and Nature of Business

Endonovo Therapeutics, Inc. and Subsidiaries (the “Company” or “ETI”) is primarily focused in the business of biomedical research and development, particularly in regenerative medicine, which has included the development of its proprietary square wave form device. The Company has historically been involved with intellectual property licensing and commercialization.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Article 8 of Regulation S-X. Accordingly, the financial statements do not include all of the information and notes required by GAAP for complete financial statements. The condensed consolidated financial statements as of June 30, 2016 and 2015 are unaudited; however, in the opinion of management such interim condensed consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. The results of operations for the period presented are not necessarily indicative of the results that might be expected for future interim periods or for the full year.

The consolidated financial statements of the Company include the accounts of ETI and IPR as of March 14, 2012; Aviva as of April 2, 2013; and WeHealAnimals as of November 16, 2013. All significant intercompany accounts and transactions are eliminated in consolidation.

Going Concern

These accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for a period following the date of these consolidated financial statements. The Company has raised approximately $1.3 million in debt and equity financing for the period January 1, 2016 to June 30, 2016. The Company is raising additional capital through debt and equity securities in order to continue the funding of its operations. However, there is no assurance that the Company can raise enough funds or generate sufficient revenues to pay its obligations as they become due, which raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying value of assets or liabilities as a result of this uncertainty. To reduce the risk of not being able to continue as a going concern, management has initiated a private placement offering to raise capital through the sale of its common stock and is seeking out profitable companies. Although, uncertainty exists as to whether the Company will be able to generate enough cash from operations to fund the Company’s working capital needs or raise sufficient capital to meet the Company’s obligations as they become due, no adjustments have been made to the carrying value of assets or liabilities as a result of this uncertainty.

Net Income (Loss) per Share

For the six month period ending June 30, 2016, the Company had 7,536,612 of weighted average common shares relating to the convertible debt, under the if-converted method, however, these shares are not dilutive because the Company recorded a loss during the six month period ended June 30, 2016. For the six months ended June 30, 2015, the Company had no dilutive securities.

Recent Accounting Standard Updates

The Company is not aware of any recently issued accounting pronouncements that when adopted will have a material effect on the Company’s financial position or results of its operations.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

Note 2 – Property, Plant and Equipment

The following is a summary of equipment, at cost, less accumulated depreciation at June 30, 2016 and December 31, 2015:

	June 30, 2016	December 31, 2015

Autos	$64,458	$64,458
Medical equipment	5,000	5,000
Other equipment	8,774	8,774
	78,232	78,232
Less accumulated depreciation	54,492	46,575
	$23,740	$31,657

Note 3 - Notes Payable and Long Term Loan

Notes Payable

During the six months ended June 30, 2016, the Company issued two Convertible Notes (“Variable Notes”) with original terms of one year and nine months, and one year, respectively, and with interest rates ranging from an add-on interest equal to 10% of the initial principal, and 10%, respectively, and, a variable conversion rate with a discount of 30% of the Company’s common stock based on the terms included in the Variable Notes. The Variable Notes contains a prepayment option which enables the Company to prepay the note for a period of 0-180 days, and six months , respectively, subsequent to issuance at a premium of 125%. In addition, 300,000 two-year warrants at $0.81 were issued with and to the holder of one of the Variable Notes. The gross amount of these Variable Notes outstanding is $505,000 as of June 30, 2016.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

	June 30, 2016	December 31, 2015

Notes payable at beginning of period	$2,333,751	$1,377,416
Notes payable issued	605,000	1,586,250
Repayments of notes payable in cash	(188,200)	(138,000)
Less amounts converted to equity	(465,750)	(491,915)
Notes payable at end of period	2,284,801	2,333,751
Less debt discount	(663,929)	(799,307)
	$1,620,872	$1,534,444

Notes payable issued to related parties	$181,800	$245,000
Notes payable issued to non-related parties	$1,439,072	$1,289,444

The maturity dates on the notes payable are as follows:

	Notes to
12 months ending,	Related parties	Non-related parties	Total

June 30, 2017	$181,800	$1,470,501	$1,652,301
June 30, 2018	$-	$632,500	$632,500
June 30, 2019	$-	$-	$-
	$181,800	$2,103,001	$2,284,801

Derivative Liability

The Company has issued Variable Debentures which contained variable conversion rates based on unknown future prices of the Company’s common stock. This results in a conversion feature. The Company measures the conversion feature using the Black-Scholes option valuation model using the following assumptions:

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Expected term	9 months - 3 years	9 months - 1 year	9 months - 3 years	9 months - 1 year
Exercise price	$0.0659-$0.28	$0.30-$0.52	$0.0659-$0.28	$0.30-$0.52
Expected volatility	221%-276%	158%-181%	199%-276%	158%-181%
Expected dividends	None	None	None	None
Risk-free interest rate	0.45% to 1.06%	0.28%	0.45% to 1.06%	0.28%
Forfeitures	None	None	None	None

The time period over which the Company will be required to evaluate the fair value of the conversion feature is nine to twenty-four months or conversion.

The assumptions used in determining fair value represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change, including changes in the market value of the Company’s common stock, managements’ assessment or significant fluctuations in the volatility of the trading market for the Company’s common stock, the Company’s fair value estimates could be materially different in the future.

The Company computes the fair value of the derivative liability at each reporting period and the change in the fair value is recorded as non-cash expense or non-cash income. The key component in the value of the derivative liability is the Company’s stock price, which is subject to significant fluctuation and is not under its control. The resulting effect on net loss is therefore subject to significant fluctuation and will continue to be so until the Company’s Variable Debentures, which the convertible feature is associated with, are converted into common stock or paid in full with cash. Assuming all other fair value inputs remain constant, the Company will record non-cash expense when its stock price increases and non-cash income when its stock price decreases.

As of June 30, 2016 and December 31, 2015, the balances of the Derivative Liability are as follows:

Derivative
Liability
Balance December 31, 2015	$3,973,542

Issuance of convertible debt	903,587
Settlements by debt extinguishment	(1,107,898)
Change in estimated fair value	(2,598,684)

Balance June 30, 2016	$1,170,547

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

Long Term Loan

The Company has financed the purchase of an automobile. The maturity dates on the loan are as follows:

Maturity dates of long term debt

Twelve months ending,
June 30, 2017	$12,212
June 30, 2018	$10,465
$22,677

Current portion	$12,212
Long term portion	$10,465

Note 4 - Shareholders’ Deficit

Common Stock

The Company has entered into consulting agreements with various consultants for service to be provided to the Company. The agreements stipulate a monthly fee and a certain number of shares that the consultant vests in over the term of the contract. The consultant is issued a prorated number of shares of common stock at the beginning of the contract, which the consultant earns over a three-month period. At the anniversary of each quarter, the consultant is issued a new allotment of common stock during the first 3 years of engagement. In accordance with ASC 505-50 – Equity-Based Payment to Non-Employees, the common stock shares issued to the consultant are valued upon their vesting, with interim estimates of value as appropriate during the vesting period. During the six months ended June 30, 2016, the Company issued 1,500,000 shares of common stock with a value of $759,800 related to these consulting agreements.

During the six months ended June 30, 2016, the Company issued pursuant to a private placement offering 3,756,274 shares of common stock and the same number of warrants for cash of $711,250 and conversion of notes and accrued interest in the amount of $284,367. The Company also issued 566,327 shares of common stock for cash of $107,079 and 3,681,492 shares of common stock for the conversion of notes and accrued interest in the amount of $1,501,254.

Also, during the six months ended June 30, 2016, the Company issued 259,917 shares of common stock valued at $110,775 related to the extension of outstanding notes and lock-up agreements. The Company also issued 3,333,246 shares of common stock with a value of $868,054 for services provided to the Company.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

Series AA Preferred Shares

On February 22, 2013, the Board of Directors of the Company authorized an amendment to the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), in the form of a Certificate of Designation that authorized the issuance of up to one million (1,000,000) shares of a new series of preferred stock, par value $0.0001 per share, designated “Series AA Super Voting Preferred Stock,” for which the board of directors established the rights, preferences and limitations thereof.

Each holder of outstanding shares of Series AA Super Voting Preferred Stock shall be entitled to one hundred thousand (100,000) votes for each share of Series AA Super Voting Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company. As of June 30, 2016, there were 1,000 shares of Series AA Preferred stock outstanding.

Warrants

During the six months ended June 30, 2016, in conjunction with the sale of common stock and issuance of notes, the Company issued two and five-year common stock purchase warrants to acquire up to 4,056,274 shares of common stock. These warrants have exercise prices ranging from $0.195 to $0.81 per share. The balance of all warrants outstanding as of June 30, 2016 is as follows:

	Outstanding Warrants
		Weighted Average
		Exercise Price
	Shares	Per Share
Outstanding at January 1, 2016	-	$-
Granted	4,056,274	$0.55
Cancelled	-	$-
Exercised	-	$-
Outstanding at June 30, 2016	4,056,274	$0.55

Exercisable at June 30, 2016	4,056,274	$0.55

Note 5 – Related Party Transactions

Two officers and executives of the Company have entered into note payable agreements with the Company. $63,200 of principal has been repaid during the six months ended June 30, 2016. The balance of notes payable from related parties at June 30, 2016 is $181,800.

Note 6 – Fair Value Measurements

Accounting guidance on fair value measurements and disclosures defines fair value, establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system, and defines required disclosures. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts business.

The Company’s balance sheet contains derivative and warrant liabilities that are recorded at fair value on a recurring basis. The three-level valuation hierarchy for disclosure of fair value is as follows:

Level 1: uses quoted market prices in active markets for identical assets or liabilities.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

Level 2: uses observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: uses unobservable inputs that are not corroborated by market data.

The fair value of the Company’s recorded derivative liability is determined based on unobservable inputs that are not corroborated by market data, which require a Level 3 classification. A Black-Scholes Option Valuation Model was used to determine the fair value. The Company records derivative liability on the condensed consolidated balance sheets at fair value with changes in fair value recorded in the condensed consolidated statements of operation.

The following table presents changes in the liabilities with significant unobservable inputs (Level 3) for the six months ended June 30, 2016:

	Fair Value Measurements Using
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

As of June 30, 2016
Derivative liability	$-	$-	$1,170,547	$1,170,547
Total	$-	$-	$1,170,547	$1,170,547

Note 7 – Subsequent Events

Subsequent to June 30, 2016, an aggregate of 2,000,000 shares of restricted common stock were issued for services.

Subsequent to June 30, 2016, the Company issued 780,916 shares of its restricted common stock and 780,916 Warrants pursuant to a Private Placement Memorandum and private offerings.

Subsequent to June 30, 2016, the Company issued 2,263,514 commitment shares of its restricted common stock to Bellridge Capital, LLP pursuant to the terms of the executed Note Securities Purchase Agreement and Equity Line Securities Purchase Agreement.

As a result of these issuances the total number of shares outstanding is 122,945,087.

Subsequent to June 30, 2016, the following transactions occurred:

On July 9, 2016, the Company signed a binding letter agreement (“Letter Agreement”), dated July 8, 2016 for our acquisition of all of the outstanding shares of Rio Grande Neurosciences, Inc. (RGN) from its existing shareholders. The Letter Agreement calls for a purchase price of $30,000,000 for all of the shares of RGN, of which we have paid $500,000 through the delivery of a promissory note (the “Note”) which is due on the earlier of January 8, 2017 or the closing of the acquisition of RGN and bears interest at 7.5%. The balance of the purchase price will be paid as Pursuant to the Letter Agreement, Endonovo will be acquiring RGN for an aggregate purchase price of $30,000,000, consisting of the Note, $1.0 million in cash, approximately $15 million in Endonovo common stock, the assumption by us of $8.5 million in senior secured notes and approximately $5 million in Endonovo common stock warrants. Endonovo will also be committed to paying RGN’s shareholders a 10% royalty on the sale of RGN commercialized products. The Letter Agreement has been approved by the boards of directors of both the Company and RGN and is binding, but subject to the execution of a definitive purchase agreement, shareholder approvals and Endonovo raising additional capital. The parties expect to sign a definitive agreement within the third quarter ending September 30, 2016 and close at the same time or shortly thereafter. The Letter Agreement contemplates a Board of Directors comprised of three designees from RGN and four from us.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

The foregoing is only a brief summary of the Letter Agreement and the Note and the reader is referred to the Letter agreement and the Note, which are exhibits to our current report on Form 8-K dated July 9, 2016, for a full understanding of their terms and conditions of those documents.

On July 12, 2016, the Company entered into several agreements with Bellridge Capital, LP (“BCLP”) relating to two financing transactions. One transaction is for $1,000,000 of convertible promissory notes and the other is for a $9,000,000 equity line.

The $1,000,000 note financing involves a Note Securities Purchase Agreement (“NSPA”) and a form of note to be issued by us on funding. The notes will be purchased at a 5.5% original issue discount, bear interest at 6% per annum, are convertible into our common stock at a 25% discount to our lowest trading price for the 20 days prior to the conversion. BCLP will not affect any conversion which will result in its holding more than 4.99% of our common stock and has agreed to limit the sales of our stock to 22.5% of the trading volume on the date of sale unless the trading volume exceeds $130,000 on a day, in which case the applicable trading volume limitation will be 30%. The form of note provides for certain penalties for failure to timely deliver stock and contains other protective provisions for BCLP. $400,000 principal amount of the Note has been funded, the next tranche of $200,000 will be due in 30 days and the final tranche of $400,000, less the commission fee, will be funded upon the effectiveness of a registration statement that we will file covering the shares of our common stock issuable upon conversion of the notes.

The $9,000,000 Equity Line is pursuant to an Equity Line Securities Purchase Agreement (“ELSPA”) which provides for a 3% origination fee also required BCLP to purchase shares of our stock which we will put to BCLP at a price equal to 75% of the lowest bid price for our stock during the 10 trading days preceding the put notice. Our draw downs, or puts, have a minimum amount of $25,000 and a maximum amount of $500,000 and can be no more than 300% of the average trading volume of our stock during the ten day pricing period of the put. BCLP is not required to accept any put which will result in their becoming a holder of more than 4.99% of our outstanding stock and its resales are subject to the same volume limitations as resales of our stock issued on conversion of the notes. As a result of the restrictions and limitations on our right to put our shares to BCLP, we cannot give any assurance as to whether we will be able to raise $9,000,000 under the ELSPA. The ELSPA has a term of 36 months or when BCLP has purchased $9,000,0000 of our stock, whichever is earlier .

In connection with the foregoing financing agreements with BPLP, we also signed a Registration Rights Agreement (the “RRA”) with BCLP which requires us to file a registration statement under the Securities Act of 1933, as amended, at our expense covering the shares issuable on conversion of the notes and upon our exercise of puts. The funds under the ELSPA will not be available to us until 30 days after the registration statement is ordered effective.

Aegis Capital Corp. will receive a 10% commission on all funds raised and warrants to purchase 8% of the aggregate number of shares sold under the NSPA and the ELSPA bringing the Company’s net proceeds under the NSPA to $900,000.

53

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Endonovo Therapeutics, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Endonovo Therapeutics, Inc. and Subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Endonovo Therapeutics, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring net losses and has a working capital deficit at December 31, 2015. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rose, Snyder & Jacobs LLP

Encino, California

April 1, 2016

(except for Note 2, as to which is dated May 11, 2016)

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Endonovo Therapeutics, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31,

	2015	2014
ASSETS
Current assets:
Cash	$41,473	$988
Other current assets	336,233	2,000
Total current assets	377,706	2,988

Property Plant and Equipment, net	31,657	42,601

	$409,363	$45,589

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$3,990,185	$3,167,346
Short term advances	3,605	900
Notes payable, net of discounts of $321,961 as of December 31, 2015 and $2,391 as of December 31, 2014	1,261,790	1,084,025
Notes payable - related parties	245,000	291,000
Derivative liability	3,973,542	-
Current portion of long term loan	12,031	11,677

Total current liabilities	9,486,153	4,554,948

Notes payable, net of discounts of $477,346 as of December 31, 2015
and $0 as of December 31, 2014	27,654	-
Long term loan	16,616	28,646
Acquisition payable	155,000	155,000
Total liabilities	9,685,423	4,738,594
COMMITMENTS AND CONTINGENCIES
Shareholders’ deficit
Super AA super voting preferred stock, $0.0001 par value; 1,000,000 authorized and 1,000 issued and outstanding	-	-
Common stock, $.0001 par value;
250,000,000 shares authorized; 104,803,401 and 81,425,957 shares issued and outstanding as of December 31, 2015 and December 31, 2014	10,479	8,143
Additional paid-in capital	3,773,642	1,593,297
Stock subscriptions	(1,570)	(1,570)
Accumulated deficit	(13,058,611)	(6,292,875)
Total shareholders’ deficit	(9,276,060)	(4,693,005)
	$409,363	$45,589

See accompanying summary of accounting policies and notes to consolidated financial statements.

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Endonovo Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31,

	2015	2014

Revenues, net	$4,265	$24,192
Cost of goods sold	2,162	15,485
Gross profit	2,103	8,707

Operating expenses	2,566,764	2,199,919
Loss from operations	(2,564,661)	(2,191,212)

Other income (expense)
Other income	-	1,410,550
Change in fair value of derivative liability	(2,531,477)	-
Loss on extinguishment of debt	(127,674)	-
Interest expense, net	(1,541,924)	(178,832)
	(4,201,075)	1,231,718

Loss before income taxes	(6,765,736)	(959,494)

Provision for income taxes	-	-

Net loss	$(6,765,736)	$(959,494)

Basic and diluted loss per share	$(0.07)	$(0.03)
Weighted average common share outstanding:
Basic and diluted	96,844,533	30,288,009

See accompanying summary of accounting policies and notes to consolidated financial statements.

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Endonovo Therapeutics, Inc. and Subsidiaries

Consolidated Statement of Stockholders Deficit

For the Years Ended December 31, 2015 and 2014

	Series A				Additional	Common Stock		Total
	Preferred Stock		Common Stock		Paid-in	Subscription	Retained	Shareholder’s
	Shares	Amount	Shares	Amount	Capital	Receivable	Earnings	Deficit

Balance December 31, 2013	1,000	$-	834,723	$83	$1,201,085	$-	$(5,333,381)	$(4,132,213)

Shares issued for cash	-	-	1,362,803	136	1,434	(1,570)	-	-
Shares issued for services	-	-	29,056,275	2,906	31,530	-	-	34,436
Shares issued with notes payable and extensions	-	-	5,639,750	564	18,053	-	-	18,617
Shares issued for conversion of payables	-	-	5,036,453	504	4,532	-	-	5,036
Shares issued for conversion of notes payable and accrued interest	-	-	1,744,906	175	301,429	-	-	301,604
Shares issued for conversion of accrued compensation	-	-	38,793,547	3,879	34,915	-	-	38,794
Shares issued for equity line of credit	-	-	215,000	22	193	-	-	215
Shares forfeited	-	-	(1,257,500)	(126)	126	-	-	-
Net loss for year ended December 31, 2014	-	-	-	-	-	-	(959,494)	(959,494)
Balance December 31, 2014	1,000	$-	81,425,957	$8,143	$1,593,297	$(1,570)	$(6,292,875)	$(4,693,005)

Shares issued for cash	-	-	752,566	74	139,017	-	-	139,091
Shares issued for services	-	-	6,519,286	652	728,098	-	-	728,750
Shares issued with notes payable	-	-	1,855,000	185	223,366	-	-	223,551
Shares issued on extension of notes payable	-	-	800,000	80	61,670	-	-	61,750
Shares issued for conversion of notes payable and accrued interest	-	-	13,450,592	1,345	1,028,194	-	-	1,029,539
Net loss for year ended December 31, 2015	-	-	-	-	-	-	(6,765,736)	(6,765,736)
Balance December 31, 2015	1,000	$-	104,803,401	$10,479	$3,773,642	$(1,570)	$(13,058,611)	$(9,276,060)

See accompanying summary of accounting policies and notes to consolidated financial statements.

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Endonovo Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31,

	2015	2014
Operating activities:
Net loss	$(6,765,736)	$(959,494)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	14,773	15,737
Fair value of notes issued for services	66,667	-
Fair value of equity issued for services	728,749	34,436
Non-cash interest	1,374,487	18,832
Change in fair value of derivative liability	2,531,477	-
Loss (gain) on extinguishment of liabilities	127,674	(1,410,550)
Changes in assets and liabilities:
Other current assets	2,000	10,000
Accounts payable and accrued expenses	900,575	1,381,743
Net cash used in operating activities	(1,019,334)	(909,296)

Investing activities:
Purchase of property and equipment	(3,829)	-
Net cash used in investing activities	(3,829)	-

Financing activities:
Proceeds from the issuance of notes payable	1,036,200	935,500
Proceeds from issuance of notes payable- related parties	50,000	-
Proceeds from short term advances	100,755	-
Repayments on short term advances	(100,950)	(28,471)
Proceeds from issuance of common stock	139,092	-
Payment on notes payable	(138,000)	-
Payment on interest payable	(11,773)	-
Payment against long term loan	(11,676)	-
Net cash provided by financing activities	1,063,648	907,029

Net increase in cash	40,485	(2,267)
Cash, beginning of year	988	3,255
Cash, end of year	$41,473	$988

Supplemental disclosure of cash flow information:
Cash paid for interest	$11,773	$-
Cash paid for income taxes	$500	$-

Non Cash Investing and Financing Activities:
Conversion of notes payable and accrued interest to common stock	$544,538	$301,604

See accompanying summary of accounting policies and notes to consolidated financial statements.

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Endonovo Therapeutics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

Note 1 - Nature of Business and Summary of Significant Accounting Policies

Endonovo Therapeutics, Inc. and Subsidiaries (the “Company” or “ETI”) is primarily focused in the business of biomedical research and development, particularly in regenerative medicine, which has included the development of the proprietary square wave form device. The Company has historically been involved with intellectual property licensing and commercialization.

On January 22, 2014 Hanover Portfolio Acquisitions, Inc. (the "Company") received written consents in lieu of a meeting of stockholders from holders of a majority of the shares of Common Stock representing in excess of 50% of the total issued and outstanding voting power of the Company approving an amendment to the Company’s Certificate of Incorporation to change the name of the Company from “Hanover Portfolio Acquisitions, Inc.” to “Endonovo Therapeutics, Inc.” The name change was affected pursuant to a Certificate of Amendment (the “Certificate of Amendment”), filed with the Secretary of State of Delaware on January 24, 2014.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of the Company include the accounts of ETI, IP Resources International, Inc., Aviva Companies Corporation, and WeHealAnimals, Inc. All significant intercompany accounts and transactions are eliminated in consolidation.

Going Concern

These accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for a period following the date of these consolidated financial statements. The Company has recurring net losses and working capital deficits. The Company has raised approximately $1.3 million in debt and equity financing for the year ended December 31, 2015. The Company is raising additional capital through debt and equity securities in order to continue the funding of its operations. However, there is no assurance that the Company can raise enough funds or generate sufficient revenues to pay its obligations as they become due, which raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying value of assets or liabilities as a result of this uncertainty. To reduce the risk of not being able to continue as a going concern, management initiated a private placement offering to raise capital through the sale of its common stock, has engaged a broker/dealer to raise additional capital and is seeking out profitable companies. Although, uncertainty exists as to whether the Company will be able generate enough cash from operations to fund the Company’s working capital needs or raise sufficient capital to meet the Company’s obligations as they become due, no adjustments have been made to the carrying value of assets or liabilities as a result of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Critical estimates include the value of shares issued for services, in connection with notes payable agreements, in connection with note extension agreements, and as repayment for outstanding debt, the useful lives of property and equipment, the valuation of the derivative liability, and the valuation of deferred income tax assets. Management uses its historical records and knowledge of its business in making these estimates. Actual results could differ from these estimates.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Property plant and equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range between five and seven years. Expenditures for repairs and maintenance are expensed as incurred.

Impairment of Long-lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows generated from the asset group to the recorded value of the asset group. If impairment is indicated, the asset is written down to its estimated fair value.

Revenue Recognition

The Company recognizes revenue from its technology licensing and commercialization activities in accordance with paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned.

The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer and accepted by the customer as completed, and (iii) collectability is reasonably assured.

Stock-Based Compensation

The Company measures stock-based compensation cost at the grant date based on the fair value of the award and recognizes it as expense, net of estimated forfeitures, over the vesting or service period, as applicable, of the stock award using the straight-line method. When our common stock is thinly traded, we have made estimates of the fair value of the common stock based not only on market prices but other factors such as financial condition and results of operations.

Income Taxes

The Company records a tax provision for the anticipated tax consequences of its reported results of operations. The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and income tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Company has adopted ASC Topic 740, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC Topic 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition. The Company has determined that the adoption did not result in the recognition of any liability for unrecognized tax benefits and that there are no unrecognized tax benefits that would, if recognized, affect the Company’s effective tax rate.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Net Income (Loss) per Share

Basic net income (loss) per share is calculated based on the net income (loss) attributable to common shareholders divided by the weighted average number of shares outstanding for the period excluding any dilutive effects of options, warrants, unvested share awards and convertible securities. Diluted net income (loss) per common share assumes the conversion of all dilutive securities using the if-converted method, and assumes the exercise or vesting of other dilutive securities, such as options, warrants and restricted stock using the treasury stock method, when dilutive. For the year ended December 31, 2014 the Company did not have dilutive securities. For the year ended December 31, 2015, the Company had 1,706,390 of weighted-average common shares relating to the convertible debt, under the if-converted method, however, these shares are not dilutive because the Company recorded a loss during the fiscal year.

Reclassifications

Certain reclassifications have been made to the 2014 financial statements in order for them to conform to the 2015 presentation. Such reclassifications have no impact on the Company’s financial position or results of operations.

Fair Value of Financial Instruments

Accounting guidance on fair value measurements and disclosures defines fair value, establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system, and defines required disclosures. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts business.

The Company’s balance sheet contains derivative and warrant liabilities that are recorded at fair value on a recurring basis. The three-level valuation hierarchy for disclosure of fair value is as follows:

Level 1: uses quoted market prices in active markets for identical assets or liabilities.

Level 2: uses observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: uses unobservable inputs that are not corroborated by market data.

The fair value of the Company’s recorded derivative liability is determined based on unobservable inputs that are not corroborated by market data, which require a Level 3 classification. A Black-Sholes option valuation model was used to determine the fair value. The Company records derivative liability on the condensed consolidated balance sheets at fair value with changes in fair value recorded in the condensed consolidated statements of operation.

The following table presents changes in the liabilities with significant unobservable inputs (Level 3) for the year ended December 31, 2015:

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

	Fair Value Measurements Using
	Quoted Prices in	Significant	Significant
	Active Markets for	Other Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

As of December 31, 2015
Derivative liability	$-	$-	$3,973,542	$3,973,542
Total	$-	$-	$3,973,542	$3,973,542

The following table presents changes in the liabilities with significant unobservable inputs (Level 3) for the year ended December 31, 2015:

Derivative
Liability
Balance December 31, 2014	$-

Issuance of convertible debt	1,922,121
Settlements by debt extinguishment	(480,056)
Change in estimated fair value	2,531,477

Balance December 31, 2015	$3,973,542

Derivative Liability

The Company issued twelve Variable Debentures during the year ended December 31, 2015, which contained variable conversion rates based on unknown future prices of the Company’s common stock. This resulted in a derivative liability. The Company measures the derivative liability using the Black-Scholes option valuation model using the following assumptions:

For Year Ending December 31,
	2015	2014
Expected term	9 months - 3 years	None
Exercise price	$0.03-$0.52	None
Expected volatility	159%-242%	None
Expected dividends	None	None
Risk-free interest rate	0.25%-1.06%	None
Forfeitures	None	None

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The assumptions used in determining fair value represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change, including changes in the market value of the Company’s common stock, managements’ assessment or significant fluctuations in the volatility of the trading market for the Company’s common stock, the Company’s fair value estimates could be materially different in the future.

The Company computes the fair value of the derivative liability at each reporting period and the change in the fair value is recorded as non-cash expense or non-cash income. The key component in the value of the derivative liability is the Company’s stock price, which is subject to significant fluctuation and is not under its control, and the assessment of volatility. The resulting effect on net loss is therefore subject to significant fluctuation and will continue to be so until the Company’s Variable Debentures, which the convertible feature is associated with, are converted into common stock or paid in full with cash. Assuming all other fair value inputs remain constant, the Company will record non-cash expense when its stock price increases and non-cash income when its stock price decreases.

Recent Accounting Standard Updates

In August 2014, the FASB issued FASB ASU2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. FASB ASU 2014-15 changes to the disclosure of uncertainties about an entity’s ability to continue as a going concern. These changes require an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that financial statements are issued. Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued. If management has concluded that substantial doubt exists, then the following disclosures should be made in the financial statements: (i) principal conditions or events that raised the substantial doubt, (ii) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, (iii) management’s plans that alleviated the initial substantial doubt or, if substantial doubt was not alleviated, management’s plans that are intended to at least mitigate the conditions or events that raise substantial doubt, and (iv) if the latter in (iii) is disclosed, an explicit statement that there is substantial doubt about the entity’s ability to continue as a going concern. These changes become effective for the Company for the 2016 annual period. Management is evaluating the impact of the adoption of these changes will have on the consolidated financial statements. Subsequent to adoption, this guidance will need to be applied by management at the end of each annual period and interim period therein to determine what, if any, impact there will be on the consolidated financial statements in a given reporting period.

In April 2015, the FASB issued ASU No 2015-3, Simplifying the Presentation of Debt Issuance Costs. This update changes the presentation of debt issuance costs in the balance sheet. ASU 2015-03 requires debt issuance costs related to a recognized debt obligation to be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability rather than being presented as an asset. Amortization of debt issuance costs will continue to be reported as interest expense. In August 2015, the FASB issued ASU 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements”. This ASU clarified guidance in ASC 2015-03 stating that the SEC staff would not object to a company presenting debt issuance costs related to a line-of-credit arrangement on the balance sheet as a deferred asset, regardless of whether there were any outstanding borrowings at period-end. This update is effective for annual and interim periods beginning after December 15, 2015, which will require us to adopt these provisions in the first quarter of 2016. This update will be applied on a retrospective basis, wherein the balance sheet of each period presented will be adjusted to reflect the effects of applying the new guidance. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

In November 2015, the FASB issued ASU No 2015-17, Income Taxes (Topic 740). The amendments in ASU 2015-17 change the requirements for the classification of deferred taxes on the balance sheet. Currently, GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this ASU require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The pronouncement is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The Company has early adopted this pronouncement for the fiscal reporting period ended December 31, 2015, and has reclassified the presentation of deferred income taxes in the prior period to conform with the current year classification in the consolidated balance sheets. As a result of the Company having recognized a valuation reserve for the entire deferred tax liability balance at December 31, 2014 and 2015, there is no impact of the presentation of deferred income taxes in our financial statements.

In January 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The update intends to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information and addresses certain aspects of the recognition, measurement, presentation, and disclosure of financial instruments. The new standard affects all entities that hold financial assets or owe financial liabilities. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Management is evaluating the impact of the adoption of these changes will have on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes existing guidance on accounting for leases in "Leases (Topic 840)" and generally requires all leases to be recognized in the consolidated balance sheet. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018; early adoption is permitted. The provisions of ASU 2016-02 are to be applied using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

Note 2 – Restatement of Previously Issued Financial Statements

The Company subsequently discovered an inadvertent omission of two consulting agreements entered into in November and December 2015 which contained promissory notes with conversion privileges based on an undeterminable number of common stock shares as payment for services under the agreements. These financial statements and notes have been updated to properly reflect these transactions.

The following tables present a summary of the effects of the restatement adjustments on the Company’s consolidated balance sheet at December 31, 2015 and the consolidated statement of operations and cash flows for the year ended December 31, 2015:

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

	Consolidated Balance Sheet
	As Previously
	Reported	Adjustments	As Restated
As of December 31, 2015

Other current assets	$2,900	$333,333	$336,233
Total current assets	$44,373	$333,333	$377,706
Total assets	$76,030	$333,333	$409,363
Derivative liability	$1,970,241	$2,003,301	$3,973,542
Total current liabilities	$7,482,852	$2,003,301	$9,486,153
Notes payable, net of discounts (non-current)	$10,987	$16,667	$27,654
Total liabilities	$7,665,455	$2,019,968	$9,685,423
Accumulated deficit	$(11,371,976)	$(1,686,635)	$(13,058,611)
Total shareholders’ deficit	$(7,589,425)	$(1,686,635)	$(9,276,060)

	Consolidated Statement of Operations
	As Previously
	Reported	Adjustments	As Restated
Year ended December 31, 2015
Operating activities:
Operating expenses	$2,500,097	$66,667	$2,566,764
Loss from operations	$(2,497,994)	$(66,667)	$(2,564,661)
Interest expense, net	$(1,348,244)	$(193,680)	$(1,541,924)
Change in fair value of derivative liability	$(1,105,189)	$(1,426,288)	$(2,531,477)
Total other income (expense)	$(2,581,107)	$(1,619,968)	$(4,201,075)
Net loss	$(5,079,101)	$(1,686,635)	$(6,765,736)
LOSS PER COMMON SHARE
Basic and diluted	$(0.05)	$(0.02)	$(0.07)

	Consolidated Statement of Cash Flows
	As Previously
	Reported	Adjustments	As Restated
Year ended December 31, 2015
Cash flow from operating activities:
Net loss	$(5,079,101)	$(1,686,635)	$(6,765,736)
Fair value of notes issued for services	$-	$66,667	$66,667
Non-cash interest	$1,180,807	$193,680	$1,374,487
Change in fair value of derivative liability	$1,105,189	$1,426,288	$2,531,477

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 3 - License Agreements

CPAIR, Inc.

Effective November 11, 2011, IPR entered into an Exclusive License Agreement with CPAIR, Inc. (“CPaiR”) to acquire the rights to market and distribute certain intellectual property on a worldwide basis except for the United States. The terms of the license agreement shall be for the greater of the life of the provisional patents, for the technology, or twenty-one years. The term shall automatically renew for an additional one year term unless either party notifies the other that it does not desire to renew the license agreement ninety days before the then-current term of the license agreement expires. Under the Exclusive License Agreement, if IPR enters into a sublicense agreement, IPR is required to pay CPaiR 20% of royalties received by IPR. If IPR elects to distribute the product, without sublicenses, then CPaiR receives 10% of gross revenues. Also, IPR is required to pay to CPaiR 20% of any upfront license fee actually received by IPR in connection with the CPaiR intellectual property and 20% of the quarterly revenue actually received by IPR in connection with such intellectual property. If IPR does not pay a minimum of $1,000,000 to CPaiR within a period of three years from the Effective date, the license agreement will terminate. IPR has the right to pay the difference between the amounts paid by IPR and the minimum payment of $1,000,000. Under the terms of the agreement, IPR was not required to pay an upfront license fee.

American Cryostem Corp.

Effective January 27, 2012, IPR entered into a License Agreement with American Cryostem Corp. ("ACSC") to acquire the rights to and to distribute certain intellectual property in China and Brazil. The term of the License Agreement shall be for one year. The term shall automatically renew for an additional one-year term unless either party notifies the other that it does not desire to renew the License Agreement. Under the License Agreement, any distributer or sub-licensee, engaged by IPR, must pay 25% of its quarterly gross revenue which shall be split 50/50 between IPR and ACSC. In the event that IPR receives any upfront license fee from a sub-licensee, IPR is required to pay to ACSC 50% of that upfront license fee. Under the terms of the agreement, IPR was not required to pay an upfront license fee.

Note 4 - Property and Equipment

The following is a summary of equipment, at cost, less accumulated depreciation at December 31, 2015 and 2014:

	As of December 31,
	2015	2014

Autos	$64,458	$64,458
Medical equipment	5,000	5,000
Other equipment	8,774	4,945
	78,232	74,403
Less accumulated depreciation	46,575	31,802
	$31,657	$42,601

Depreciation expense for the years ended December 31, 2015 and 2014 was $14,773 and $15,737, respectively. Repairs and maintenance are charged to expense as incurred while improvements are capitalized. Upon the sale, retirement or disposal of fixed assets, the accounts are relieved of the cost and the related accumulated depreciation with any gain or loss recorded to the consolidated statements of operations.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 5 - Notes payable and Long Term Loan

Notes Payable

In October 2013, the Company initiated a private placement for up to $500,000 of financing by the issuance of notes payable at a minimum of $25,000, one unit. The notes bear interest at 10% per annum and are due and payable with accrued interest one year from issuance. Also, the Company agreed to issue 125,000 shares of its common stock for each unit. In July 2014, the Company initiated a private placement for up to $500,000 of financing by the issuance of notes payable at a minimum of $25,000, one unit. The notes bear interest at 10% per annum and are due and payable with accrued interest one year from issuance. Also, the Company agreed to issue 50,000 shares of its common stock for each unit. In October 2014, the Company initiated a private placement for up to $500,000 of financing by the issuance of notes payable at a minimum of $25,000, one unit. The notes bear interest at 10% per annum and are due and payable with accrued interest one year from issuance. Also, the Company agreed to issue 50,000 shares of its common stock for each unit. In August 2015, the Company initiated a private placement for up to $500,000 of financing by the issuance of notes payable at a minimum of $25,000, one unit. The notes bear interest at 10% per annum and are due and payable with accrued interest one year from issuance. Also, the Company agreed to issue 100,000 shares of its common stock for each unit. At issuance of each private placement note payable agreement, the Company records a discount at the greater of the principal balance of the note payable or the fair value of the common stock issued in connection with the note. The discount is amortized over the life of each note, one year. During the year ended December 31, 2015, the Company has issued promissory notes for an aggregate principal of approximately $615,000 under these private placements, and recorded discounts amounting to $223,551 in connection with these. During the year ended December 31, 2014, the Company issued promissory notes for an aggregate principal of approximately $753,000, and recorded discounts amounting to $6,976 in connection with these. As of December 31, 2015, notes payable outstanding under these private placements are $1,688,750.

As of December 31, 2015, the Company had notes payable to related parties amounting to$245,000. Refer to Note 7 – Related Party Transactions.

During the year ended December 31, 2015, the Company issued twelve Convertible Debentures (“Variable Debentures”) for $921,250 with original terms of 9 months to three years and interest rates ranging from 0% to 10% which contain variable conversion rates with a discount of ranging from 25% to 53% of the Company’s common stock based on the terms included in the Variable Debentures. Certain of the Variable Debentures contain prepayment options which enable the Company to prepay the notes for periods of 0-180 days subsequent to issuance at premiums ranging from 120% to145%. The Company recorded a derivative liability as a result of the conversion feature. The derivative liability was allocated between a note discount, up to the value of the Variable Debenture, and interest expense for the excess, and the note discount is being amortized over the life of the Variable Debenture. During the year ended December 31, 2015, the Company recorded $859,071 in discounts on these Variable Debentures. As of December 31, 2015, ten of these Variable Debentures are outstanding, with a gross amount of $783,250.

During July 2015, the Company entered into a settlement agreement with the holder of a $100,000 Variable Debenture wherein the Note was exchanged for 900,000 shares of common stock, with the restriction that the shares may be sold from time to time at various prices of $0.60 and above. During December 2015, the Company entered into a settlement agreement with the holder of a $38,000 Variable Debenture wherein the Company repaid in full the Note balance with a cash payment of $56,590. In accordance with ASC 470-50, Debt Modifications and Extinguishments, the Company recognized a $127,674 net loss on extinguishment of debt in connection with these settlement agreements.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

	As of December 31,
	2015	2014
Notes payable at beginning of period	$1,377,416	$710,072
Notes payable issued	1,586,250	935,500
Repayments of notes payable in cash	(138,000)	-
Less amounts converted to stock	(491,915)	(268,156)
Notes payable at end of period	2,333,751	1,377,416
Less debt discount	(799,307)	(2,391)
	$1,534,444	$1,375,025

Notes payable issued to related parties	$245,000	$291,000
Notes payable issued to non-related parties	$1,289,444	$1,084,025

The maturity dates on the notes payable are as follows:

Twelve months ending,	Non-related parties	Related parties	Total
December 31, 2016	$1,583,751	$245,000	$1,828,751
December 31, 2017	$455,000	$-	$455,000
December 31, 2018	$50,000	$-	$50,000
Total	$2,088,751	$245,000	$2,333,751

Long Term Loan

The Company has financed the purchase of an automobile. The maturity dates on the loan are as follows:

Twelve months ending,
December 31, 2016	$12,031
December 31, 2017	$12,395
December 31, 2018	$4,221
$28,647

Current portion	$12,031
Long term portion	$16,616

Acquisition Payable

In connection with the Company’s acquisition of IPR in 2012, IPR recorded a $155,000 long-term acquisition payable for costs that were not paid at closing. These payable is non-interest bearing and IPR agreed to make payments up to 25% of the proceeds from any private placement or gross profits earned by IPR until the obligation is satisfied. The percentage of the proceeds to be paid is at the sole discretion of IPR’s Chief Executive Officer and the ex-Chief Executive Officer of the Company based on the liquidity of the Company.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Effective Interest Rate

During the year ended December 31, 2015 and 2014, the Company’s effective interest rate was 95% and 11%, respectively.

Note 6 - Shareholders’ Deficit

Reverse Spilt

On April 28, 2014, we concluded the process of changing our corporate name to Endonovo Therapeutics, Inc. and began trading under the symbol ENDV. The Company enacted a reverse stock split effective May 15, 2014. All share and per share numbers in this report have been adjusted for the reverse stock split.

Common Stock

The Company has entered into consulting agreements with various consultants for service to be provided to the Company. The agreements stipulate a monthly fee and a certain number of shares that the consultant vests in over the term of the contract. The consultant is issued a prorated number of shares of common stock at the beginning of the contract, which the consultant earns over a three-month period. At the anniversary of each quarter, the consultant is issued a new allotment of common stock. In accordance with ASC 505-50 – Equity-Based Payment to non-Employees, the common stock shares issued to the consultant are valued upon their vesting, with interim estimates of value as appropriate during the vesting period.

During 2014 and the six months ended June 30, 2015, the Company revalued the shares based on low trading volume to $0.001. The fair value of stock issued for services and as for non-cash consideration starting on July 1, 2015 was based on the market price of the stock on the date of grant since significant trading started at that time.

During the year ended December 31, 2015, the Company granted 6,519,286 shares for services performed by consultants and recorded expense of $728,750.

During the year ended December 31, 2015, the Company issued 1,855,000 shares of common stock to the purchasers of notes. The share issuance was valued at $223,551. The fair value of stock issued to the purchasers of notes starting on July 1, 2015 was based on the market price of the stock on the date of grant since significant trading started at that time.

During the year ended December 31, 2015, the Company issued 800,000 shares of its common stock at a fair value of $61,750 on the extension of notes payable. The fair value of stock issued on the extension of notes starting on July 1, 2015 was based on the market price of the stock on the date of grant since significant trading started at that time.

In addition, during the year ended December 31, 2015, the Company issued 13,450,592 shares of common stock on the conversion of notes in an amount of $491,915 and accrued interest of $52,623.

The Variable Debentures issued by the Company each have a provision requiring the Company to reserve a variable amount of shares of common stock for when the holder of the Variable Debenture converts. As of December 31, 2015, the Company has reserved 7,527,853 of common shares related to the outstanding debentures.

On January 15, 2015 the Company entered into an Equity Purchase Agreement (the “EPA” with Kodiak Capital Group. LLC (“KCG”) and, pursuant thereto caused a registration statement on Form S-1 to become effective under the Securities Act of 1933, as amended. To date the Company issued 2,000,000 shares of common stock to KCG and has received $81,738 in connection with KCG’s sale of approximately 98,750 shares of common stock under the EPA. The Company has demanded (among other things) (i) an accounting of shares sold by KCG under the EPA, (ii) a return of 1,901,250 shares that KCG holds against possible future put notices to its transfer agent for cancellation as the Company does not anticipate future put notices; and (iii) return of the 215,000 shares KCG received as a commitment fee for the EPA. As of the date of this filing, KCG has not complied with any of these demands and has twice improperly sought to remove all transfer restrictions from the 215,000 shares, which have a minimum selling price of $0.50 per share until June 30, 2016. KCG has sent written communications to the Company regarding the mechanisms and procedures for returning the 1,901,250 shares, but has not followed through.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

As of December 31, 2014, the total stock awards granted were 15,292,574 shares with 3,253,264 shares vested and issued, 376,324 forfeited with the 11,662,986 shares unvested. The total expense recorded for the year ended December 31, 2014 was $2,991.

During the year ended December 31, 2014, the Company issued an additional 26,064,490 shares of its common stock at a fair value of $26,064 for services rendered.

During the year ended December 31, 2014, the Company had the following share issuances of its common stock at a current market value of $0.001 per share:

● Sold 1,362,803 shares of its common stock for total consideration of $1,570. The Company has recorded the purchase price as a stock subscription receivable, which has been classified as stockholders equity as the Company has not received the consideration as of the issuance of these financial statements.

● Converted $5,036 of its accounts payable into 5,036,453 shares of its common stock.

● Converted $38,794 of accrued compensation into 38,793,547 shares of its common stock

Series AA Preferred Shares

On February 22, 2013, the Board of Directors of the Company authorized an amendment to the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), in the form of a Certificate of Designation that authorized the issuance of up to one million (1,000,000) shares of a new series of preferred stock, par value $0.0001 per share, designated “Series AA Super Voting Preferred Stock,” for which the board of directors established the rights, preferences and limitations thereof.

Each holder of outstanding shares of Series AA Super Voting Preferred Stock shall be entitled to one hundred thousand (100,000) votes for each share of Series AA Super Voting Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company. As of December 31, 2015, there were 1,000 shares of Series AA Preferred stock outstanding.

Note 7 – Related Party Transactions

From time-to-time officers of the Company advance monies to the Company to cover costs. During the year ended December 31, 2015, officers advanced $100,755 of funds to the Company of which $100,950 were repaid during the year. The balance of short-term advances due to two officers and executives of the Company at December 31, 2015 is $3,605.

During the year ended December 31, 2015, an officer and executive of the Company entered into a note payable agreement for $50,000, and the principal and interest of a $96,000 note payable to another related party was converted into 350,000 shares of common stock. During the year ended December 31, 2014, officers and executives of the Company entered into note payable agreements amounting to $195,000. The balance of notes payable from two officers and executives of the Company at December 31, 2015 is $245,000.

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Endonovo Therapeutics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 8 - Income taxes

The Company files income tax returns with the Internal Revenue Service (“IRS”) and various state jurisdictions. For jurisdictions in which tax filings are prepared, the Company is subject to income tax examinations by state tax authorities and federal tax authorities for all tax years.

The deferred tax assets are mainly comprised of net loss carryforwards. As of December 31, 2015, the Company had approximately $5,080,000 of federal net operating loss carryforwards, that it can use to offset a certain amount of taxable income in the future. These federal net operating loss carryforwards expire through 2035. The resulting deferred tax asset is offset by a 100% valuation allowance due to the uncertainty of its realization.

A reconciliation of the provision for income tax expense with the expected income tax computed by applying the federal statutory income tax rate to income before provision for income taxes was as follows for the years ended December 31, 2015 and 2014:

	2015	2014
Income tax computed at federal statutory tax rate	-34.0%	-34.0%
Change in valuation allowance	39.8%	39.8%
State taxes, net of federal benefit	-5.8%	-5.8%
Total	0.0%	0.0%

The primary difference between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income before provision for income taxes relates to the change in the valuation allowance.

The Company has adopted the accounting standards that clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. Our policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for the years ended December 31, 2015 and 2014.

Note 9 - Commitments and Contingencies

Legal matters

The Company may become involved in various legal proceedings in the normal course of business.

Note 10 - Subsequent Events.

Subsequent to December 31, 2015, an aggregate of 901,504 shares of restricted common stock were issued as compensation to independent contractors.

Subsequent to December 31, 2015, the Company issued $302,500 in Convertible with 300,000 warrants

Subsequent to December 31, 2015, the Company raised $376,250 from 10 investors as part of a Private Placement and issued 975,827 restricted shares of common stock with 975,827 warrants.

Subsequent to December 31, 2015, the Company paid off $154,303 of Convertible Notes outstanding as of December 31, 2015.

Subsequent to December 31, 2015, the Company converted $225,000 in Notes Payable outstanding at December 31, 2015 through the issuance of 876,150 of restricted shares of common stock and 876,150 warrants.

As a result of these issuances the total number of shares outstanding is 108,026,664.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13 - Other Expenses of Issuance and Distribution

We estimate that expenses in connection with the distribution described in this Registration Statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

Amount To be Paid
SEC registration fee		$295.63
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing and related expenses	$	*
Transfer agent fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

* To be provided by amendment.

Item 14 - Indemnification of Directors and Officers

The Certificate of Incorporation and the Bylaws of our Company provide that our Company will indemnify, to the fullest extent permitted by the Delaware law, each person who is or was a director, officer, employee or agent of our Company, or who serves or served any other enterprise or organization at the request of our Company. Pursuant to Nevada law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to our Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises.

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We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

Item 15 - Recent Sales of Unregistered Securities

Unregistered Sales of Equity Securities

During the year ended December 31, 2015, we issued the following unregistered equity securities:

Number of
Common Shares	Source of
Issued	Payment	Amount
1,000,000	Services	$78,750
1,000,000	Note issuance	$54,850
350,000	Note conversion	$116,400
250,000	Note extension	$17,500
250,000	Cash	$56,950

The above issuances of were exempt from registration pursuant to Section 4(2), and/or Regulation D promulgated under the Securities Act. These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these stockholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

During the six months ending June 30, 2016 we issued the following unregistered equity securities:

Number of
Common Shares	Source of
Issued	Payment	Amount
3,352,948	Cash	$818,330
4,833,246	Services	$1,627,854
70,110	Note Extensions	$25,651
189,807	Lock Up Agreements	$85,124
4,651,145	Note Conversions	$1,785,621

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Item 16 - Exhibits

(a)(3)	Exhibits

The following exhibits are filed as part of this report:

Exhibit No.	Description

2.1	Share Exchange Agreement, dated March 14, 2012 between the Company and IP Resources International, Inc.(1)
3.1	Articles of Incorporation (2)
3.2	By-Laws (2)
3.3	Agreement and Plan of Merger (Delaware reincorporation) (2)
3.4	Certificate of Designation (Super AA Voting Preferred) (3)
3.5	Articles of Amendment -Name Change (4)
3.6	Articles of Amendment – Increase Authorized Shares (4)
3.7	Articles of Amendment – Reverse Stock Split (8)
4.1	Specimen Common Stock Certificate. (8)
5.1	Opinion regarding Legality (8)
10.1	Form of Note (6)
10.2	Securities Purchase Agreement Note (6)
10.3	Securities Purchase Agreement Equity Credit Line (6)
10.4	Registration Rights Agreement (6)
10.5	Acquisition Agreement between the Company and We Heal Animals, Inc. (7)
10.6	Amended and Restated Securities Repurchase Agreement Note (8)
21.1	Subsidiaries (8)
23.1	Consent of Rose Snyder & Jacobs (8)
23.2	Consent of Frank J. Hariton, Esq. (included in exhibit 5.1)

(1) Incorporated by reference to the exhibit to current report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2012.

(2) Incorporated by reference to the like numbered exhibit to the registration statement filed with the Securities and Exchange Commission on September 22, 2011.

(3) Incorporated by reference to the like numbered exhibit to the Annual Report on Form 10-K for the year ended December 31, 2012.

(4) Incorporated by reference to Exhibit 3.1 to Form 8-K filed with the Securities and Exchange Commission on January 24, 2014

(5) To be filed by amendment

(6) Incorporated by reference to like numbered exhibits to Current Report Form 8-K filed July 15, 2016

(7) Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed November 19, 2013

(8) Filed herewith

Item 17 - Undertakings

A. Rule 415 Offering The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed on the Registration Statement or any material change to such information in the Registration Statement;

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter); (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Request for Acceleration of Effective Date Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly authorized this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Hills, State of California on October 6, 2016 .

Endonovo Therapeutics, Inc.

By	/s/ Alan Collier
Alan Collier, CEO

Pursuant to the requirements of the Securities Act of 1933, this Amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan Collier	CEO and sole director	10/06/2016
Alan Collier	(Principal Executive Financial and Accounting Officer)

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